Exhibit 10.23

Execution Copy

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

FIRST AMENDED AND RESTATED

LICENSE AND

RESEARCH COLLABORATION

AGREEMENT

between

MERCK & CO., INC.

and

AVEO PHARMACEUTICALS, INC.

1.	DEFINITIONS		1

2.	RESEARCH PROGRAM		13

	2.1	General	13

	2.2	Conduct of Research	13

	2.3	Use of Research Funding	13

	2.4	Joint Research Committee	14

	2.5	Exchange of Information	15

	2.6	Records and Reports	15

	2.7	Research Information and Inventions	16

	2.8	Research Program Term	16

	2.9	AVEO In Vivo Validation Research and Development Funding	17

	2.10	Pilot Experiments	17

	2.11	Compliance	18

	2.12	Exclusive Efforts	18

3.	LICENSE; EXCHANGE OF INFORMATION; DEVELOPMENT AND COMMERCIALIZATION		18

	3.1	License Grant	18

	3.2	Covenants Not to Sue	20

	3.3	Section 365(n) of the Bankruptcy Code	21

	3.4	Exclusive Option for Non-MAP Collaboration Targets	21

	3.5	Research, Development and Commercialization	27

	3.6	Excused Performance	28

4.	CONFIDENTIALITY AND PUBLICATION		29

	4.1	Nondisclosure Obligation	29

	4.2	AVEO Know-How	30

	4.3	Publication	31

	4.4	Publicity/Use of Names	31

5.	PAYMENTS; ROYALTIES AND REPORTS		32

	5.1	Upfront Payment	32

i

	5.2	Research Program Funding	33

	5.3	Milestone Payments	33

	5.4	Royalties	34

	5.5	Audits	36

	5.6	Payment Exchange Rate	37

	5.7	Income Tax Withholding	37

6.	REPRESENTATIONS AND WARRANTIES		38

	6.1	Representations and Warranties of AVEO	38

	6.2	Representations and Warranties of MERCK	38

	6.3	No Warranties	38

	6.4	Indemnification	39

	6.5	Third Party License Agreements	39

7.	PATENT PROVISIONS		39

	7.1	Filing, Prosecution and Maintenance of Patents	39

	7.2	Interference, Opposition, Reexamination and Reissue	40

	7.3	Enforcement and Defense	41

	7.4	Patent Term Extension	43

8.	TERM AND TERMINATION		43

	8.1	Term and Expiration	43

	8.2	Termination of Agreement by MERCK	43

	8.3	Termination of Agreement for Cause	44

	8.4	Effect of Expiration or Termination: Survival	45

9.	MISCELLANEOUS		45

	9.1	Force Majeure	45

	9.2	Assignment/Change of Control	45

	9.3	Severability	46

	9.4	Notices	47

	9.5	Applicable Law	47

ii

9.6	Dispute Resolution	48

9.7	Entire Agreement; Amendments	49

9.8	Headings	49

9.9	Independent Contractors	49

9.10	Waiver	49

9.11	Cumulative Remedies	49

9.12	Waiver of Rule of Construction	49

9.13	Counterparts	49

iii

FIRST AMENDED AND RESTATED

LICENSE AND RESEARCH COLLABORATION AGREEMENT

This First Amended and Restated License and Research Collaboration Agreement (the “Agreement”), effective as of April 13, 2005 (the “Restatement Effective Date”) by and between MERCK & CO., INC., a corporation organized and existing under the laws of New Jersey (“MERCK”), and AVEO PHARMACEUTICALS, INC. (formerly known as GenPath Pharmaceuticals, Inc. or “GENPATH”), a corporation organized and existing under the laws of Delaware (“AVEO”), amends, supersedes, and restates in its entirety, the License and Research Collaboration Agreement effective as of November 10, 2003 (the “Effective Date”) by and between MERCK and GENPATH (the “Prior Agreement”).

RECITALS:

WHEREAS, AVEO has developed AVEO Know-How (as hereinafter defined) and has rights to AVEO Patent Rights (as hereinafter defined);

WHEREAS, pursuant to the terms and conditions of the Prior Agreement, MERCK and GENPATH entered into a research collaboration to discover targets suitable for the development of small molecule oncology therapeutic and/or prophylactic agents which target essential tumor maintenance genes; and

WHEREAS, MERCK and AVEO wish to amend and restate the Prior Agreement in its entirety upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties (as hereinafter defined) hereby agree as follows:

1.	DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1	“Additional Targets” means Targets which (a) have been identified by or on behalf of AVEO other than in the course of the Research Program (“Additional Model Targets”) or (b) are identified in the course of the Research Program and are tractable only for Biologicals (“Additional Biological Targets”), or (c) are identified in the course of the Research Program and are tractable both for chemical entities and Biologicals (“Additional Dual Targets”).

1.2	“Affiliate” means (i) any corporation or business entity of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by MERCK or AVEO; or (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds fifty percent (50%) (or the maximum ownership interest permitted by law) or more of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of MERCK or AVEO; or (iii) any corporation or business entity of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a corporation or business entity described in (i) or (ii).

1.3	“Available Retained Target” has the meaning set forth in Section 3.4.2(d)(iii).

1.4	“AVEO Genetic Screen Data” means all data with respect to Potential Collaboration Targets generated by AVEO in conducting the MaSS Screen under the Research Program using the Collaboration Models.

1.5	“AVEO Information and Inventions” means all discoveries, processes, methods, protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise, which (a) arise from the Research Program, (b) are necessary or useful to MERCK in the research of the Non-MAP Collaboration Target or MAP Collaboration Target, and/or the research, development, manufacture, marketing, use or sale of Collaboration Compound or Product in the Territory in the Field, and (c) are developed or invented solely by employees of AVEO or other persons not employed by MERCK acting on behalf of AVEO. Notwithstanding the foregoing, AVEO Information and Inventions shall not include any discoveries, processes, methods, protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise, that are necessary or useful in connection with or that claim or cover the Collaboration Models or any other method, material, tool or technology conceived or used by or on behalf of AVEO for the discovery of any target other than the Non-MAP Collaboration Targets or the MAP Collaboration Targets.

1.6	“AVEO Know-How” means all information and materials, including but not limited to, discoveries, processes, methods, protocols, formulas, data, inventions (including without limitation AVEO Information and Inventions and AVEO’s rights in Joint Information and Inventions), know-how and trade secrets, patentable or otherwise, which during the term of this Agreement (i) are in the Control of AVEO or its Affiliates, (ii) are not generally known and (iii) are necessary or useful to MERCK in the research of the Non-MAP Collaboration Targets or the MAP Collaboration Targets, and/or the research, development, manufacture, marketing, use or sale of Collaboration Compound or Product in the Territory in the Field. Notwithstanding the foregoing, AVEO Know-How shall not include any information and materials, including but not limited to, discoveries, processes, methods, protocols, formulas, data, inventions, know-how and trade secrets, patentable or otherwise that are necessary or useful in connection with or that claim or cover the Collaboration Models or any other method, material, tool or technology conceived or used by or on behalf of AVEO for the discovery of any target other than the Non-MAP Collaboration Targets or the MAP Collaboration Targets.

1.7

“AVEO Patent Rights” means any and all Patent Rights which during the term of this Agreement are Controlled by AVEO, including, but not limited to, those listed on Subpart A of Schedule 1.7, which schedule shall be updated by AVEO reasonably promptly upon the filing of such Patent Rights or otherwise at the request of MERCK, and which: (i) claim the composition of matter of a Collaboration Compound and/or Product or the use of a Collaboration Compound and/or Product Directed to a Non-MAP Collaboration Target or Discovery Target; (ii) claim AVEO Know-How; (iii) claim AVEO Information and Inventions, or (iv) are necessary or useful to MERCK in the research of the Non-MAP Collaboration Targets or the MAP Collaboration Targets, and/or the research, development, manufacture, marketing, use or sale of Collaboration Compound or Product in the Territory in the Field, but excluding all Patent Rights which are necessary or useful in connection with or that claim or cover the Collaboration Models or any other method, material, tool or technology conceived or used by or on behalf of AVEO for the discovery of any target other than the Non-MAP Collaboration Targets or the MAP Collaboration Targets.

1.8	“AVEO Targets” has the meaning set forth in Section 3.1.7.

1.9	“Biological” means: (i) antibodies; and/or (ii) other polypeptides, polypeptides that are genetically or chemically fused to a stabilizing protein, peptide aptamers, proteins, protein-constructs, fusion proteins, including without limitation purified proteins, lipoproteins, glycoproteins, and nucleotide consisting of either modified or unmodified DNA or RNA sequences, including without limitation single-stranded or double-stranded or a combination of both. For avoidance of doubt, small molecules that are fused to a stabilizing protein shall not be considered Biologicals.

1.10	“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.11	“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.12	“Change of Control” means with respect to a Party: (1) a sale of all or substantially all of such Party’s assets, voting stock or securities or business relating to this Agreement; (2) a merger, reorganization or consolidation involving a Party in which the stockholders of such Party immediately prior to such transaction cease to own collectively a majority of the voting equity securities of a successor entity; or (3) a person or group of persons acting in concert (other than, in the case of AVEO, current stockholders of AVEO) acquire fifty percent (50%) or more of the voting equity securities of such Party.

1.13	“Clinical Trial(s)” means a Phase II Clinical Trial or a Phase III Clinical Trial.

1.14	“Collaboration Compound” means:

(a) with respect to a Non-MAP Collaboration Target that is not an Additional Biological Target or an Additional Dual Target, a chemical entity, other than a Biological, which is intended to and actually inhibits or modulates the activity of such Target;

(b) with respect to a Non-MAP Collaboration Target that is an Additional Biological Target and that the Parties expressly agree in writing pursuant to Section 3.7.1 to designate as a Potential Collaboration Target, a Biological which is intended to and actually inhibits or modulates the activity of such Target; or

(c) with respect to a Non-MAP Collaboration Target that is an Additional Dual Target, (i) a chemical entity, other than a Biological, which is intended to and actually inhibits or modulates the activity of such Target and (ii) subject to the express prior written agreement of the Parties pursuant to Section 3.7.3, a Biological which is intended to and actually inhibits or modulates the activity of such Target.

For purposes of clarity, a “Collaboration Compound” does not include: (x) a chemical entity, or (y) a Biological, or (z) a chemical entity and a Biological, which (1) is being developed by MERCK as an inhibitor or modulator of a MAP Nominated Target or a MAP Collaboration Target, and (2) is primarily intended to and actually inhibits or modulates the activity of a MAP Nominated Target or a MAP Collaboration Target.

1.15	“Collaboration Model” means: (a) [**], as each of such models are more fully described in the Research Plan; and/or (d) additional models, if any, which the Parties specifically agree shall be Collaboration Models pursuant to the Research Plan.

1.16	“Combination Product” means a Product which includes one or more Collaboration Compound(s) in combination with one or more clinically active components that are not Collaboration Compounds. All references to Product in this Agreement shall be deemed to include Combination Product.

1.17	“Commercially Reasonable Efforts” means with respect to the efforts to be expended by a Party with respect to any objective, reasonable, good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances, it being understood and agreed that with respect to the development or commercialization of a Product, such efforts shall be similar to those efforts and resources commonly used by a Party for a similar pharmaceutical product owned by it or to which it has rights, which product is at a similar stage in its development or product life and is of similar market potential taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of regulatory approval given the regulatory structure involved, the profitability of the product including the royalties payable to licensors of patent or other intellectual property rights, alternative products and other relevant factors. Commercially Reasonable Efforts shall be determined on a market-by-market and indication-by-indication basis for a particular Product, and it is anticipated that the level of effort will be different for different markets, and will change over time, reflecting changes in the status of the Product and the market(s) involved.

1.18	“Committee” means the joint research committee established to facilitate the Research Program as more fully described in Section 2.4.1.

1.19	“Competitive Product” means a product or products sold by one or more Third Parties: (a) (i) which is used for the treatment and/or prevention of oncology indications, and (ii) which has the effect of inhibiting or modulating the same Discovery Target as is inhibited or modulated by a Product; and (b) which has or attains on a Calendar Year basis, on its own or cumulative with other products that meet the test set forth in subsection (a) of this Section 1.13, a market share of [**] percent ([**]%) or more of sales in a country of sale as measured by IMS or other similar information; provided that, for Products which are non-Biologicals, only non-Biologicals shall be considered Competitive Products, and for Products which are Biologicals, only Biologicals shall be considered Competitive Products.

1.20	“Control”, “Controls” or “Controlled by” means, with respect to any item of or right under Patent Rights or Know-How, the possession of (whether by ownership or license, other than pursuant to this Agreement) the ability of a Party to grant access to, or a license or sublicense of, such items or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense.

1.21	“Counterscreen(s)” means an assay designed to confirm that a small molecule or Biological does not have the effect of modulating or inhibiting a Potential Collaboration Target, Non-MAP Collaboration Target, MAP Collaboration Target or Discovery Target, where such assay is used for the purpose of researching, developing and/or commercializing prophylactic and/or therapeutic agents that inhibit or modulate a target other than a Potential Collaboration Target, Non-MAP Collaboration Target, MAP Collaboration Target or Discovery Target.

1.22	“Development Candidate” means a Collaboration Compound for which MERCK has commenced dosing of the first animal in a toxicology study, under conditions meeting Good Laboratory Practices pursuant to 21 CFR Part 58, where such study is intended to support an IND filing.

1.23	“Diagnostic Use” means the use of Biologicals, Non-MAP Collaboration Target(s), MAP Collaboration Targets, Discovery Target(s), Collaboration Compound(s) and/or Product(s) (i) for any and all uses in the diagnosis and/or ongoing evaluation of a disease or medical condition in humans or animals, where (ii) MERCK, in its reasonable judgment, determines that the Product for such use described in (i) above is useful in the regulatory approval, marketing and/or sale of a Product for Therapeutic Use.

1.24	“Directed” means that a Collaboration Compound is intended to inhibit or modulate the activity of a Non-MAP Collaboration Target or Discovery Target, and actually inhibits or modulates the activity of such Non-MAP Collaboration Target or Discovery Target.

1.25	“Discovery Target” means a Non-MAP Collaboration Target for which MERCK is or has allocated chemistry or high throughput screening resources specifically for the purpose of identifying small molecule (or, as applicable, Biological) inhibitors or modulators of such Target.

1.26	“Effective Date” has the meaning set forth in the Preamble.

1.27	“European Union” means the countries that are members of the European Union as of the Effective Date of this Agreement.

1.28	“Expired Target” has the meaning set forth in Section 3.4.5.

1.29	“Extended Research Program Term” has the meaning set forth in Section 2.8.1.

1.30	“Field” means the use of Non-MAP Collaboration Target(s), MAP Collaboration Target(s), Discovery Target(s), Collaboration Compound(s) and/or Product(s) for any and all Therapeutic Use(s) and/or Diagnostic Use(s).

1.31	“Filing” of an NDA means the acceptance by a Regulatory Authority of an NDA for filing.

1.32	“First Commercial Sale” means, with respect to any Product, the first sale for end use or consumption of such Product in a country after all required approvals, including Marketing Authorization (but excluding pricing approvals), have been granted by the Regulatory Authority of such country.

1.33	“FTE” means a full-time equivalent person year (consisting of a total of [**] hours per year), of scientific work on or directly related to the Research Program, as set forth in the Research Plan. The portion of a FTE devoted by an employee to the Research Program shall be determined by dividing (a) the number of hours during any twelve-month period devoted by such employee to the Research Program by (b) [**].

1.34	“In Vitro Validation” has the meaning set forth in Research Plan.

1.35	“IND” means an Investigational New Drug application, Clinical Study Application, Clinical Trial Exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.36	“Information” means any and all information and data, including without limitation all MERCK Know-How, AVEO Know-How, and all other scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, whether communicated in writing or orally or by any other method, which is provided by one Party to the other Party in connection with this Agreement.

1.37	“Internal Research Purposes” means the [**].

1.38	“Invention” means any process, method, composition of matter, article of manufacture, discovery or finding that is conceived in the course of the Research Program.

1.39	“Joint Information and Inventions” means all discoveries, processes, methods, protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise, which (a) arise from the Research Program, and (b) are developed or invented jointly by employees of MERCK and AVEO or others acting on behalf of MERCK and AVEO.

1.40	“Joint Patent Rights” means all Patent Rights that claim or cover the Joint Information and Inventions.

1.41	“Know-How” means AVEO Know-How and MERCK Know-How.

1.42	“Major Market” means any one of the following countries: United States, Japan, the United Kingdom, France, Germany, Italy or Spain.

1.43	“Major Pharma Entity” shall mean any health care company or group of companies acting in concert for whom collective worldwide sales of ethical pharmaceutical products in the Calendar Year that preceded the Change of Control were [**] dollars ($US [**]) or more.

1.44	“Major Pharma Change of Control” shall mean a Change of Control in which a Major Pharma Entity is the acquirer of AVEO’s assets or voting equity securities (by asset purchase, merger, consolidation, reorganization or otherwise).

1.45	“MAP Collaboration Target” has the meaning set forth in Section 3.4.2(e)(i).

1.46	“MAP Nominated Target” has the meaning set forth in Section 3.4.2(c).

1.47	“MAP Target Research Plan” has the meaning set forth in Section 3.4.2(e)(i).

1.48	“MAP Technology Access Fee” has the meaning set forth in Section 3.4.2(e)(ii)(A).

1.49	“Marketing Authorization” means all approvals from the relevant Regulatory Authority necessary to market and sell a Product in any country (including without limitation, all applicable pricing and governmental reimbursement approvals).

1.50	“MaSS Screen” has the meaning set forth in the Research Plan.

1.51

“MERCK Active Program” means, with respect to a Target, (a) (i) that MERCK has allocated chemistry or high throughput screening resources in the [**] months immediately prior to the Relevant Non-MAP Dates or the Relevant MAP Date, as applicable, specifically for the purpose of identifying small molecule inhibitors or modulators of such a Target for oncology purposes, including but not limited to the nomination of a Target for high throughput screening for the purpose of identifying such small molecules, or (ii) that MERCK has allocated resources in the [**] months immediately prior to the Relevant Non-MAP Dates or the Relevant MAP Date, as applicable, specifically for the purpose of identifying Biological inhibitors or modulators of such a Target for oncology purposes, including but not limited to nomination of a Target for screening for the purpose of identifying such Biologicals, or (iii) that MERCK is in discussions with a Third Party for rights to such Target or to a chemical entity or a Biological directed to such Target prior to receipt by MERCK of AVEO Genetic Screen Data from AVEO for such Target; and (b) which Target MERCK has identified in writing to the Outside Neutral as being the subject of a MERCK Active Program prior to the Relevant Non-MAP Dates or the Relevant MAP Date, as applicable.

1.52	“MERCK Discovery Target Data Package” means the following Information relating to a Discovery Target to the extent that the necessary experiments were performed and subject to the terms of any Third Party agreements through which the data was generated or obtained: (a) Information that would be contained in a MERCK Non-MAP Collaboration Target Data Package for such Discovery Target; (b) phenotype of model cell systems, animal models and Collaboration Models in which binding of small molecules to the Discovery Target has occurred; and (c) concentrations and plasma levels required to induce phenotypic changes in model cell systems, animal models and Collaboration Models. For purposes of clarity, Information related to the small molecules and research tools used in generating the above data is excluded from the MERCK Discovery Target Data Package.

1.53	“MERCK Information and Inventions” means all discoveries, processes, methods, protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise, (i) arising from the Research Program, and (ii) relating to a Collaboration Compound, Product or Non-MAP Collaboration Target, and (iii) developed or invented solely by employees of MERCK or other persons not employed by AVEO acting on behalf of MERCK.

1.54	“MERCK Know-How” means any information and materials, including but not limited to, discoveries, processes, methods, protocols, formulas, data, inventions (including without limitation MERCK’s Information and Inventions and MERCK’s rights in Joint Information and Inventions), know-how and trade secrets, patentable or otherwise, which during the term of this Agreement, (i) are in MERCK’s Control, (ii) are not generally known, and (iii) are in MERCK’s opinion necessary to AVEO in the performance of its obligations under the Research Program.

1.55	“MERCK Microarray Data” has the meaning set forth in Section 3.4.2(b).

1.56

“MERCK Non-MAP Collaboration Target Data Package” means the following Information relating to a Non-MAP Collaboration Target to the extent that the necessary experiments were performed and subject to the terms of any Third Party agreements through which the data was generated or obtained: (a) expression profile of the Non-MAP Collaboration Target in normal versus tumor tissue and cell lines; (b) functional and biochemical characterization of the Non-MAP Collaboration

Target; and (c) phenotype of model cell systems and animal models in which expression levels of the Non-MAP Collaboration Target have been altered. For purposes of clarity, Information related to the research tools used in generating the above data is excluded from the MERCK Non-MAP Collaboration Target Data Package.

1.57	“MERCK Patent Rights” means any and all Patent Rights which are Controlled by MERCK during the term of this Agreement, and which claim the composition of matter of a Collaboration Compound and/or Product or the use of a Collaboration Compound and/or Product Directed to a Non-MAP Collaboration Target or Discovery Target; provided, however, that MERCK Patent Rights shall not include Patent Rights that are the subject of a patent application filed by MERCK prior to receipt by MERCK of AVEO Genetic Screen Data from AVEO relating to such Non-MAP Collaboration Target or Discovery Target, but shall include Patent Rights that are the subject of (i) any claims filed or amended in a patent application that otherwise meets the definition of MERCK Patent Rights if such claims or amendments are filed after receipt by MERCK of AVEO Genetic Screen Data from AVEO related to such Non-MAP Collaboration Target or Discovery Target and such claims or amendments are supported by AVEO Information and Inventions, and (ii) a continuation-in-part arising from such patent application that otherwise meets the definition of MERCK Patent Rights if such continuation-in-part is filed after receipt by MERCK of AVEO Genetic Screen Data from AVEO related to such Non-MAP Collaboration Target or Discovery Target.

1.58	“NDA” means a New Drug Application, Biological License Application, Worldwide Marketing Application, Marketing Application Authorization, Section 510(k) filing or similar application or submission for Marketing Authorization of a Product filed with a Regulatory Authority to obtain marketing approval for a pharmaceutical or diagnostic product in that country or in that group of countries.

1.59	“Net Sales” means the gross invoice price of Product sold by MERCK or its Related Parties to the first Third Party after deducting, if not previously deducted, from the amount invoiced or received:

(a)	trade and quantity discounts other than early pay cash discounts;

(b)	returns, rebates, chargebacks and other allowances;

(c)	retroactive price reductions that are actually allowed or granted;

(d)	sales commissions paid to Third Party distributors and/or selling agents outside of Major Markets;

(e)	a fixed amount equal to [**] percent ([**]%) of the amount invoiced to cover bad debt, sales or excise taxes, early payment cash discounts, transportation and insurance, custom duties, and other governmental charges; and

(f)	MERCK’s standard inventory cost of devices or delivery systems provided by MERCK for the dispensing or administering Product.

In the case of sale of Product for consideration other than cash, such as barter or counter trade, Net Sales shall be calculated on the fair market value of the consideration received.

In the event a Collaboration Compound is sold as part of a Combination Product, the Net Sales from the Combination Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product (as defined in the standard Net Sales definition), during the applicable royalty reporting period, by the fraction, A/A+B, where A is the average sale price of the Product containing such Collaboration Compound, as applicable, when sold separately in finished form and B is the average sale price of the other products whose clinically active components are included in the Combination Product when such products are sold separately in finished form, in each case during the applicable royalty reporting period or, if sales of both the Product and the other product(s) did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred. In the event that such average sale price cannot be determined for both the Product and all other product(s) included in the Combination Product, Net Sales for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction of C/C+D where C is the fair market value of the Collaboration Compound, as applicable, and D is the fair market value of all other clinically active ingredient(s) included in the Combination Product. In such event, MERCK shall in good faith make a determination of the respective fair market values of the Product and all other clinically active components included in the Combination Product, and shall notify AVEO of such determination and provide AVEO with data to support such determination. AVEO shall have the right to review such determination and supporting data, and to notify MERCK if it disagrees with such determination. If AVEO does not agree with such determination and if the Parties are unable to agree in good faith as to such respective fair market values, then such matter shall be settled pursuant to the provisions of Section 9.6.

1.60	“Nominated Target” has the meaning set forth in Section 3.4.2(c).

1.61	“Non-MAP Collaboration Target” means a Non-MAP Nominated Target regarding which MERCK, in its sole discretion, has exercised its Option pursuant to Section 3.4.1 and paid to AVEO the milestone set forth in Section 5.3.1(1)(a), provided that such target shall cease to constitute a Non-MAP Collaboration Target at such time as it becomes an AVEO Target.

1.62	“Non-MAP Nominated Target” has the meaning set forth in Section 3.4.2(c).

1.63	“Non-MAP Target Package Plan” has the meaning set forth in Section 3.4.2(d)(i).

1.64	“Option” means MERCK’s written notice, provided pursuant to and subject to the conditions set forth in Section 3.4, that MERCK wishes to obtain the licenses set forth in Sections 3.1.1, 3.1.2 and 3.1.3 with regard to a Non-MAP Nominated Target.

1.65	“Option Period” has the meaning set forth in Section 3.4.5.

1.66	“Outside Neutral” shall mean DSI Technology Escrow Services, Inc., or such other Third Party that is mutually agreed upon by both Parties who agrees pursuant to a written agreement to abide by the confidentiality and non-use provisions of this Agreement and to the provisions of Sections 3.4.2 and 3.4.3, and agrees to hold the list of MERCK Active Programs, as updated from time to time, in escrow on behalf of the Parties.

1.67	“Party” means MERCK or AVEO singly, and “Parties” means MERCK and AVEO collectively.

1.68	“Patent Rights” means any and all patents and patent applications in the Territory (which for the purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention) and all divisions, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates, and the like of any such patents and patent applications and foreign equivalents thereof.

1.69	“Phase II Clinical Trial” means a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(b).

1.70	“Phase III Clinical Trial” means a human clinical trial in any country the results of which could be used to establish safety and efficacy of a Product as a basis for a Marketing Application or that would otherwise satisfy the requirements of 21 CFR 312.21(c).

1.71	“Pilot Experiments” mean the portion of the Research Program which involves the use of AVEO’s proprietary [**] to explore the potential use of AVEO’s proprietary model systems for responder identification, the work plan for which is attached hereto as Schedule 1.71.

1.72	“Potential Collaboration Target” means a Target that is identified in the course of the Research Program, including all Targets identified by the MaSS Screen in the Collaboration Models and all Additional Dual Targets; provided, however, that (a) Additional Biological Targets shall be excluded from the Potential Collaboration Targets except as otherwise expressly agreed in writing by the Parties pursuant to Section 3.7.1, and (b) Additional Model Targets shall be excluded from the Potential Collaboration Targets except as otherwise expressly agreed in writing by the Parties pursuant to 3.7.2.

1.73	“Product” means any preparation in final form, either for sale by prescription, over-the-counter or any other method or for administration to human patients in Clinical Trials, for any and all uses in the Field, which preparation (i) contains a Collaboration Compound, or (ii) in the case of a Product for Diagnostic Use, utilizes the relevant Discovery Target and/or Collaboration Compound for Diagnostic Use.

1.74	“Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the manufacturing, marketing, reimbursement and/or pricing of a Product in the Territory, including, in the United States, the United States Food and Drug Administration and any successor governmental authority having substantially the same function.

1.75	“Related Party” means MERCK, its Affiliates, and permitted sublicensees (which term does not include distributors that are not Affiliates of MERCK).

1.76	“Relevant MAP Date” means, with respect to a Target that MERCK designates as a MAP Nominated Target pursuant to Section 3.4.2(c), the date upon which MERCK receives the AVEO Genetic Screen Data for such Target.

1.77	“Relevant Non-MAP Dates” means, with respect to any Non-MAP Nominated Target, (a) for purposes of determining whether MERCK has a MERCK Active Program pursuant to Section 3.4.2(c), the date upon which MERCK receives the AVEO Genetic Screen Data from AVEO for such Target pursuant to Section 3.4.2(a), and (b) for purposes of determining whether MERCK has a MERCK Active Program pursuant to Section 3.4.2(d)(ii), the date upon which the Committee approves the Non-MAP Target Package Plan for such Target pursuant to Section 3.4.2(d)(i).

1.78	“Research Plan” has the meaning set forth in Section 2.1.

1.79	“Research Program Term” means the duration of the Research Program and “Initial Research Program Term” shall mean the initial three-year period of the Research Program, as described more fully in Section 2.8.1.

1.80	“Research Program” means the research activities undertaken by the Parties hereto as set forth in Article 2 and Schedules 1.71 and 2.1, including the Pilot Experiments.

1.81	“Restatement Effective Date” has the meaning set forth in the Preamble.

1.82	“Retained Target” has the meaning set forth in Section 3.1.7.

1.83	“Target” means a nucleotide sequence, including all expressed variants of such nucleotide sequence.

1.84	“Target Package” shall mean the package of information relating to a Non-MAP Nominated Target provided by AVEO to MERCK pursuant to Section 3.4.2, as more fully described in Schedule 1.84.

1.85	“Territory” means all of the countries in the world, and their territories and possessions.

1.86	“Therapeutic Use” means the use of Non-MAP Collaboration Target(s), MAP Collaboration Target(s), Discovery Targets, Collaboration Compound(s) and/or Product(s) for any and all uses in the treatment and/or prevention of a disease or medical condition in humans or animals.

1.87	“Third Party” means an entity other than MERCK and its Related Parties, and AVEO and its Affiliates.

1.88	“Valid Patent Claim” means a claim of an issued and unexpired patent included within the AVEO Patent Rights, MERCK Patent Rights and/or Joint Patent Rights which claims (i) the composition of matter or use of a Discovery Target, (ii) the composition of matter of a Product or a Collaboration Compound, or (iii) the use of a Product or Collaboration Compound Directed at a Discovery Target, which claim has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, and which is not appealable or has not been appealed with the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise.

2.	RESEARCH PROGRAM

2.1	General

AVEO and MERCK shall engage in the Research Program upon the terms and conditions set forth in this Agreement. The activities to be undertaken in the course of Research Program are set forth in the Research Plan attached as Schedule 2.1 to this Agreement, which may be amended from time to time upon the mutual written agreement by authorized representatives of the Parties (as so amended, the “Research Plan”).

2.2	Conduct of Research

AVEO and MERCK each shall use Commercially Reasonable Efforts to conduct the Research Program in good scientific manner, and in compliance in all material respects with all requirements of applicable laws, rules and regulations and all applicable good laboratory practices to attempt to achieve their objectives efficiently and expeditiously. AVEO and MERCK each shall use Commercially Reasonable Efforts to proceed diligently with the work set out in the Research Program and shall use Commercially Reasonable Efforts to allocate sufficient time, effort, equipment and facilities to the Research Program and to use personnel with sufficient skills and experience as are required to accomplish the Research Program in accordance with the terms of this Agreement and Schedules 1.71 and 2.1.

AVEO shall be entitled to utilize the service of Third Parties to perform its Research Program activities only upon the prior written consent of MERCK (which consent shall not be unreasonably withheld) or as specifically set forth in Schedule 2.1. Notwithstanding any such consent, AVEO shall remain at all times fully liable for its responsibilities under the Research Program.

2.3	Use of Research Funding

AVEO shall apply the research funding it receives from MERCK under this Agreement to carry out its Research Program activities in accordance with Schedules 1.71 and 2.1 and the terms and conditions of this Agreement.

2.4	Joint Research Committee

The Parties hereby establish a committee to facilitate the Research Program as follows:

2.4.1	Composition of the Joint Research Committee. The Research Program shall be conducted under the direction of a joint research committee (the “Committee”) comprised of three (3) named representatives of MERCK and three (3) named representatives of AVEO. Each Party shall appoint its respective representatives to the Committee from time to time, and may substitute one or more of its representatives, in its sole discretion, effective upon notice to the other Party of such change. These representatives shall have appropriate technical credentials, experience and knowledge, and ongoing familiarity with the Research Program. Additional representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend Committee meetings, subject to such representative’s and consultant’s written agreement to comply with the requirements of Section 4.1. Each Party shall bear its own expenses related to the attendance of such meetings by its representatives. The Committee shall be chaired by a representative of MERCK. Decisions of the Committee shall be made unanimously by the members. In the event that the Committee cannot or does not, after good faith efforts, reach agreement on an issue, the issue will be referred to the appropriate MERCK Executive Vice President and AVEO officer designated by AVEO’s Chief Executive Officer for resolution. If agreement is not reached at that level, the issue will be referred to the appropriate MERCK Executive Vice President and the AVEO Chief Executive Officer for resolution, provided, however, that, except as provided below, if the Parties cannot thereafter agree on any issue relating to the activities of AVEO or MERCK relating to a Collaboration Compound, Product, Non-MAP Collaboration Target, MAP Collaboration Target or Discovery Target, the final decision shall be made by the President of the MERCK Research Laboratories division. All decisions of the Committee required pursuant to Section 3.4.2(d)(i) and 3.4.2(e)(i) must be unanimous and are not subject to the final decision-making authority of the President of the MERCK Research Laboratories division.

Notwithstanding any other provision of this Section 2.4.1, no decision shall be made by the Committee or either Party which is inconsistent with the terms of this Agreement or imposes any obligation or burden upon the other Party that is outside the scope of this Agreement.

2.4.2	Meetings of Committee During Research Program Term. The Committee shall meet in accordance with a schedule established by mutual written agreement of the Parties, but no less frequently than once per Calendar Quarter, with the location for such meetings alternating between AVEO and MERCK facilities (or such other locations as is determined by the Committee). Alternatively, the Committee may meet by means of teleconference, videoconference or other similar communications equipment. The Committee shall confer regarding the status of the Research Program, review relevant data, consider and advise on any technical issues that arise, consider issues of priority, and review and advise on any budgetary and economic matters relating to the Research Program which is referred to the Committee.

2.5	Exchange of Information

Upon execution of this Agreement, and on an ongoing basis during the term of the Research Program, AVEO shall disclose to MERCK in English and in writing all AVEO Know-How not previously disclosed. MERCK shall promptly disclose to AVEO during the term of the Research Program all MERCK Know-How not previously disclosed.

2.6	Records and Reports

2.6.1	Records. Each Party shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved in the performance of the Research Program by both Parties.

2.6.2	Copies and Inspection of Records. MERCK shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such records of AVEO referred to in Section 2.6.1; provided, however that MERCK shall not have the right to review or copy records to the extent that such records contain information that does not relate to the Research Program, and AVEO, in lieu of providing such access to its records, may elect to provide copies of the relevant records to MERCK; and, provided further that MERCK’s right of inspection and copying shall be limited to records relating to Non-MAP Collaboration Targets, MAP Collaboration Targets or Discovery Targets, or to AVEO’s activities in connection with the prosecution of Joint Patent Rights. MERCK shall maintain such records and the Information disclosed therein in confidence in accordance with Section 4.1. MERCK shall have the right to arrange for its employees and/or consultants involved in the activities contemplated under this Section 2.6.2 to visit the offices and laboratories of AVEO and any of its Third Party contractors as permitted under Section 2.2 during normal business hours and upon reasonable notice, and to discuss the Research Program work and its results in detail with the technical personnel and consultants of the Parties.

2.6.3	Committee Reports. At each Committee meeting, each Party shall provide to the other Party a report on the progress of the Research Program, evaluating the work performed in relation to the goals of the Research Program. Each Party shall provide such other information required by the Research Program or reasonably requested by the other Party relating to the progress of the goals or performance of the Research Program.

2.6.4

Activities after Research Program Term. After the expiration or termination of the Research Program Term as provided in Section 2.8, MERCK shall continue to keep AVEO generally apprised of the status of MERCK’s research activities regarding (a) Non-MAP Collaboration Targets and Discovery Targets, and, (b) solely to the extent reasonably required to determine the likelihood of achieving relevant milestones under Section 5.3, the MAP Collaboration Targets. MERCK shall provide written summaries regarding relevant Non-MAP Collaboration Targets and Discovery Targets to AVEO at the end of the second and fourth Calendar Quarter of each Calendar Year; provided, however, that if MERCK fails to timely provide such a written report, AVEO shall request such a report, and MERCK shall promptly provide such written report in response to AVEO’s request. In the event that AVEO is concerned with MERCK’s diligence in performing research regarding a Non-MAP Collaboration Target or Discovery Target as provided for in Sections 3.5(b) or (c), AVEO may request in writing that a meeting of the Committee be convened to review MERCK’s activities and to determine, in accordance with Sections 2.4.1 and Sections 3.5(b) or (c), whether MERCK has met its diligence obligations with regard to such Non-MAP Collaboration Target or Discovery Target. Such a meeting shall be held within thirty (30) days after AVEO’s written request and may be by videoconference, teleconference or other similar communications equipment.

2.7	Research Information and Inventions

The entire right, title and interest in:

(a)	AVEO Information and Inventions shall be owned solely by AVEO;

(b)	MERCK Information and Inventions shall be owned solely by MERCK; and

(c)	Joint Information and Inventions shall be owned jointly by AVEO and MERCK.

AVEO shall disclose to MERCK the development, making, conception and/or reduction to practice of AVEO Information and Inventions and Joint Information and Inventions during meetings of the Committee. MERCK shall disclose to AVEO the development, making, conception and/or reduction to practice of MERCK Information and Inventions and Joint Information and Inventions during meetings of the Committee.

2.8	Research Program Term

2.8.1	Term. Except as otherwise provided herein, the term of the Research Program shall commence on the Effective Date and continue for a period of three (3) years (“Initial Research Program Term”). The Parties may extend the term of the Research Program on a year-by-year basis, for a total of up to two (2) years (“Extended Research Program Term”), initially at least ninety (90) days prior to the three-year anniversary of the commencement of the Research Program and, thereafter, at least ninety (90) days prior to each subsequent anniversary, and shall, in such case, amend the Research Plan as applicable.

2.8.2	Termination of Research Program by MERCK. Notwithstanding anything contained in this Agreement to the contrary, MERCK shall have the right to terminate the Research Program at any time during the Research Program Term in its sole discretion by giving one hundred twenty (120) days’ advance written notice to AVEO.

2.8.3

Termination Prior to Expiration of Initial Research Program Term. In the event of termination of the Research Program under Section 2.8.2 prior to the expiration of the Initial Research Program Term: (i) MERCK shall pay all amounts then due and owing as of the termination date of the Research Program; (ii) all rights under the AVEO Know-How and AVEO Patent Rights relating to Potential Collaboration Targets (including, for purposes of clarity, Non-MAP Nominated Targets that are not Non-MAP Collaboration Targets and MAP Nominated Targets that are not MAP Collaboration Targets) and Non-MAP Collaboration Targets which have not qualified as Discovery Targets prior to the date of termination of the Research Program

Term shall revert to AVEO; provided, however, that MERCK shall have a fully paid-up, non-exclusive license to use AVEO Information and Inventions relating to such Potential Collaboration Targets and Non-MAP Collaboration Targets for Internal Research Purposes in the Field; (iii) subject to the remaining terms of the Agreement, the licenses granted to MERCK pursuant to Sections 3.1.1, 3.1.2 and 3.1.3 shall continue in full force and effect as such licenses relate to Discovery Targets which have qualified as Discovery Targets prior to the date of termination of the Research Program Term; (iv) the Option Period set forth in Section 3.4.5 shall terminate as of the termination of the Research Program Term; and (v) except for the provisions of this Article 2, the rights and obligations of the Parties under this Agreement shall continue after the date of such termination of the Research Program, but subject to the modifications set forth in this Section 2.8.3.

2.8.4	Termination On or After Expiration of Initial Research Program Term. In the event of expiration of the Initial Research Program Term, the expiration of the Extended Research Program Term, or termination of the Research Program under Section 2.8.2 during any Extended Research Program Term: (i) MERCK shall pay all amounts then due and owing as of the termination date of the Research Program; (ii) all rights under the AVEO Know-How and AVEO Patent Rights relating to Potential Collaboration Targets (including, for purposes of clarity, Non-MAP Nominated Targets that are not Non-MAP Collaboration Targets and MAP Nominated Targets that are not MAP Collaboration Targets) shall revert to AVEO; provided, however, that MERCK shall have a fully paid-up, non-exclusive license to use AVEO Information and Inventions relating to such Potential Collaboration Targets for Internal Research Purposes in the Field; (iii) subject to the remaining terms of the Agreement, including the provisions of Section 3.4.5, (A) the licenses granted to MERCK pursuant to Sections 3.1.1, 3.1.2 and 3.1.3 shall continue in full force and effect as such licenses relate to Non-MAP Collaboration Targets for which the Option has been exercised prior to the date of termination of the Research Program, and (B) the licenses granted to MERCK pursuant to Sections 3.1.4 shall continue in full force and effect as such licenses relate to MAP Collaboration Targets for which the MAP Technology Access Fee has been paid prior to the date of termination of the Research Program; and (iv) except for the provisions of this Article 2, the rights and obligations of the Parties hereunder shall continue after the date of such termination of the Research Program, but subject to the modifications set forth in this Section 2.8.4.

2.9	INTENTIONALLY OMITTED

2.10	Pilot Experiments

AVEO used an appropriate portion of the funding provided by MERCK prior to the Restatement Effective Date pursuant to Section 5.2 to perform the Pilot Experiments. In the event the Pilot Experiments are successful, the Parties may choose to enter into a collaboration and license agreement for the responder identification technology that is the subject of the Pilot Experiments and, if MERCK and AVEO so choose, MERCK and AVEO shall negotiate a separate agreement, with separate financial provisions, regarding a research collaboration and license for such technology, provided that neither Party shall be obligated to enter into such an agreement. AVEO shall own data generated in the performance of the Pilot Experiments, and MERCK shall have the right to use such data for Internal Research Purposes.

2.11	Compliance

AVEO and MERCK shall conduct the Research Program in accordance with all applicable laws, rules and regulations, including, without limitation, all current governmental regulatory requirements concerning Good Laboratory Practices. In addition, if animals are used in research hereunder, AVEO and MERCK will comply with the Animal Welfare Act or any other applicable local, state, national and international laws or regulations relating to the care and use of laboratory animals. The Parties are each encouraged to use the highest standards, such as those set forth in the Guide for the Care and Use of Laboratory Animals (NRC, 1996), for the humane handling, care and treatment of such research animals. Any animals which are used in the course of the Research Program, or products derived from those animals, such as eggs or milk, will not be used for food purposes, nor will these animals be used for commercial breeding purposes. AVEO and MERCK shall notify each other in writing of any deviations from applicable regulatory or legal requirements. Each Party hereby certifies that it will not and has not employed or otherwise used in any capacity the services of any person debarred under Section 21 USC 335a in performing any services hereunder.

2.12	Exclusive Efforts

During the Research Program Term, AVEO shall work exclusively (even as to AVEO itself) with MERCK to use the Collaboration Models to discover Potential Collaboration Targets for use in the Field; provided, however, this Section 2.12 shall not limit in any way AVEO’s freedom to fully exploit any right not licensed exclusively to MERCK under this Agreement, or any right which reverts to AVEO under this Agreement, including, without limitation, the freedom to exploit for any purpose any AVEO Targets.

3.	LICENSE; EXCHANGE OF INFORMATION; DEVELOPMENT AND COMMERCIALIZATION

3.1	License Grant

3.1.1	Therapeutic Use. Upon exercise of the Option for a specified Non-MAP Collaboration Target as set forth in Section 3.4.1, and subject to payment of the milestone set forth in Section 5.3.1(1)(a) and further subject to the reversion rights as set forth in Sections 3.1.7 and 3.5, AVEO hereby grants to MERCK an exclusive license (even as to AVEO) in the Territory under the AVEO Patent Rights and AVEO Know-How, with a right to sublicense for any and all Therapeutic Uses, as set forth in Section 3.1.6, to develop, make, have made, use, offer to sell, sell and/or import Collaboration Compound(s) and/or Product(s) Directed at such Non-MAP Collaboration Target for Therapeutic Use.

3.1.2	Diagnostic Use. Upon exercise of the Option for a specified Non-MAP Collaboration Target as set forth in Section 3.4.1, and subject to payment of the milestone set forth in Section 5.3.1(1)(a) and further subject to the reversion rights as set forth in Sections 3.1.7 and 3.5, AVEO hereby grants to MERCK a non-exclusive license in the Territory under the AVEO Patent Rights and AVEO Know-How, with a right to sublicense for any and all Diagnostic Use, as set forth in Section 3.1.6, to develop, make, have made, use, offer to sell, sell and/or import Collaboration Compound(s) and/or Product(s) Directed at such Non-MAP Collaboration Target for Diagnostic Use.

3.1.3	Biologicals. Upon exercise of the Option as set forth in Section 3.4.1 for a specified Non-MAP Collaboration Target that is not an Additional Biological Target, and subject to payment of the milestone set forth in Section 5.3.1(1)(a) and further subject to the reversion rights as set forth in Sections 3.1.7 and 3.5, AVEO hereby grants to MERCK a non-exclusive license in the Territory under the AVEO Patent Rights and AVEO Know-How, with a right to sublicense to MERCK’s Affiliates subject to Section 3.1.6, to develop, make, have made and use Biologicals Directed to a Non-MAP Collaboration Target or Discovery Target for the sole purpose of the research and/or development of a Product for Therapeutic Use and/or Diagnostic Use. For purposes of clarity, the license grant set forth in this Section 3.1.3 does not include a right of MERCK to sell or offer to sell such Biologicals for any purpose.

3.1.4	MAP Collaboration Targets. Upon MERCK’s payment of the MAP Technology Access Fee for a specified MAP Collaboration Target as set forth in Section 3.4.2(e)(ii)(A), and subject to payment of the milestone payments set forth in Section 3.4.2(e)(ii)(C) with respect thereto, AVEO hereby grants to MERCK a non-exclusive license under the AVEO Patent Rights and AVEO Know-How that arise from the activities under the MAP Target Research Plan to develop, make, have made, use, offer to sell, sell and/or import inhibitors or modulators directed to such MAP Collaboration Target for Therapeutic Use and Diagnostic Use.

3.1.5	Limitation. For purposes of clarity, the license grants set forth in Sections 3.1.1, 3.1.2, 3.1.3 and 3.1.4 do not include the right to use any Non-MAP Collaboration Target or Potential Collaboration Target in order to research, identify, discover or develop any target other than (i) any Non-MAP Collaboration Target or MAP Collaboration Target for which MERCK receives an express license, or (ii) as a Counterscreen.

3.1.6	Sublicenses. Each sublicense shall be subject and subordinate to, and consistent with, the terms and conditions of this Agreement, including but not limited to provisions related to confidentiality (Article 4), consequential damages, commercialization and development, record-keeping and audit provisions and shall provide that any such sublicensee shall not further sublicense. MERCK shall remain responsible for the performance of its sublicensees, and shall ensure that any such sublicensees comply with the relevant provisions of this Agreement. In the event of a material default by any sublicensee under a sublicense agreement, MERCK will inform AVEO and take such action which in MERCK’s reasonable business judgment will address such default.

3.1.7	AVEO Targets. Any of AVEO’s rights to AVEO Know-How, AVEO Patent Rights, AVEO Information and Inventions, Joint Information and Inventions and Joint Patent Rights not specifically licensed to MERCK shall be retained by AVEO, including, but not limited to (i) any applications outside of the Field for any purpose, and (ii) all rights, title and interest in and to AVEO Know-How and AVEO Patent Rights relating to AVEO Targets. “AVEO Targets” shall be defined as (a) any Nominated Target to which MERCK does not exercise its Option as set forth in Section 3.4.1 or Section 3.4.2(d)(iii) within the applicable timeframes in Section 3.4.2 (“Retained Target(s)”); (b) any Replaced Target (as defined in Section 3.4.4); (c) any Expired Targets (as defined in Section 3.4.5); and (d) any Non-MAP Collaboration Target or Discovery Targets with respect to which rights revert to AVEO pursuant to Sections 3.5(b) or 3.5(c).

3.1.8	MERCK Information and Inventions and MERCK Know-How. Subject to AVEO’s rights under the last sentence of Section 3.4.2(b) with respect to MERCK Microarray Data, AVEO shall not use any MERCK Information and Inventions or MERCK Know-How for the pre-clinical or clinical development of any therapeutic, diagnostic or prophylactic agent other than an AVEO Target (except for AVEO Targets which are Expired Targets wherein such Expired Targets are Potential Collaboration Targets which have not been designated as Nominated Targets), whether inside or outside of the Field. For the avoidance of doubt, AVEO will not willfully use MERCK Information and Inventions or MERCK Know-How to direct research into the discovery or identification of additional targets in the same pathway as any Potential Collaboration Target, Non-MAP Collaboration Target or Discovery Target; provided, however, that the foregoing restriction shall not apply to any AVEO Target other than AVEO Targets which are Expired Targets wherein such Expired Targets are Potential Collaboration Targets which have not been designated as Nominated Targets.

3.2	Covenants Not to Sue

3.2.1	AVEO Covenant. In the event the making, having made, use, offer for sale, sale or import by MERCK or MERCK’s Related Parties of any Product(s) Directed at a Non-MAP Collaboration Target would infringe during the term of this Agreement a claim of issued Patent Rights which AVEO Controls and which Patent Rights are not covered by the grants in Section 3.1.1, 3.1.2, 3.1.3 or 3.1.4, AVEO hereby covenants not to sue MERCK or its Related Parties under such Patent Rights solely for MERCK to develop, make, have made, use, sell, offer for sale or import such Product(s) in the Territory and in the Field.

3.2.2	MERCK Covenant. In the event the AVEO’s performance of activities for MERCK under the Research Program would infringe during the Research Program Term a claim of issued Patent Rights which MERCK Controls, MERCK hereby covenants not to sue AVEO or its Affiliates or sublicensees under such Patent Rights solely for AVEO to perform such activities.

3.3	Section 365(n) of the Bankruptcy Code

All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code. The Parties agree that MERCK, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, and that upon commencement of a bankruptcy proceeding by or against AVEO under the U.S. Bankruptcy Code, MERCK shall be entitled to a complete duplicate of or complete access to (as MERCK deems appropriate), any such intellectual property and all embodiments of such intellectual property, provided MERCK continues to fulfill its payment and/or royalty obligations as specified herein in full. Such intellectual property and all embodiments thereof shall be promptly delivered to MERCK (i) upon any such commencement of a bankruptcy proceeding upon written request therefore by MERCK, unless AVEO elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of AVEO upon written request therefore by MERCK. The foregoing is without prejudice to any rights MERCK may have arising under the U.S. Bankruptcy Code or other applicable law.

3.4	Exclusive Option for Non-MAP Collaboration Targets

3.4.1	Option for Non-MAP Collaboration Targets. AVEO hereby grants to MERCK an exclusive Option to obtain an exclusive license (even as to AVEO) pursuant to Section 3.1.1, and a non-exclusive license pursuant to Sections 3.1.2 and 3.1.3, for up to [**] Non-MAP Nominated Targets at any one time, pursuant to and subject to the provisions of this Section 3.4.1 and Section 3.4.2.

3.4.2	Procedure for Potential Collaboration Targets.

(a)	Disclosure of AVEO Genetic Screen Data. During the Research Program Term, AVEO shall provide to MERCK in writing the AVEO Genetic Screen Data as set forth in this Section 3.4.2. AVEO shall inform MERCK in writing when AVEO Genetic Screen Data is available. MERCK shall, within [**] days of receiving such written notice submit to the Outside Neutral a true and complete list of MERCK Active Programs, and shall then notify AVEO that AVEO may send the applicable AVEO Genetic Screen Data to MERCK. In no event shall the information provided by MERCK to the Outside Neutral be provided to AVEO except pursuant to Section 3.4.3 or any Third Party unless there is a subsequent dispute over whether MERCK has complied with the provisions of this Section 3.4 relating to the existence of a MERCK Active Program.

(b)

MERCK Microarray Data; Collaborative Review and Analysis. In accordance with the Research Plan, MERCK shall perform array-based experiments on the full set of [**] arising from each of the screens and shall provide copies of all data generated in such experiments (“MERCK Microarray Data”) to AVEO. AVEO and MERCK shall collaboratively review and analyze the AVEO Genetic Screen Data and the MERCK Microarray Data in order to better identify high quality Potential Collaboration Targets. From time-to-time, at MERCK’s sole discretion, MERCK will prioritize Potential Collaboration Targets. In so prioritizing, MERCK may apply its own proprietary information and technology. For purposes of clarity, MERCK shall have no obligation to disclose to AVEO such proprietary data, technology or other information applied by MERCK. During the Research Program Term, AVEO shall perform activities and allocate resources under the Research Plan in accordance with the prioritization communicated by MERCK to AVEO from time to time. AVEO may use the MERCK Microarray Data solely (i) in the performance of activities specifically set forth in the Research Plan, and/or (ii) in connection with research and development of AVEO Targets, Additional Biological Targets and/or Additional Dual Targets, provided, however, that AVEO will not willfully use MERCK Microarray Data to direct research into the discovery or identification of additional targets in the same pathway as any Potential Collaboration Target, Non-MAP Collaboration Target or Discovery Target unless such target is an AVEO Target, an Additional Biological Target or an Additional Dual Target.

(c)	Nominated Targets. At any time during the Research Program Term, MERCK may, upon written notice to AVEO, designate any Potential Collaboration Target as a “Nominated Target”, and upon any such designation, the remaining terms of this Section 3.4.2 shall apply. In such written notice, MERCK shall indicate whether MERCK had a MERCK Active Program for such designated Potential Collaboration Target at the time that MERCK received the AVEO Genetic Screen Data for such Potential Collaboration Target pursuant to Section 3.4.2(a) above. If MERCK indicates in such notice that MERCK did not have a MERCK Active Program for a Nominated Target at such time, such Nominated Target will be referred to herein as a “Non-MAP Nominated Target”. If MERCK indicates in such notice that MERCK had a MERCK Active Program for a Nominated Target at such time, such Nominated Target will be referred to herein as a “MAP Nominated Target”. AVEO may, at its discretion, submit an inquiry to the Outside Neutral pursuant to Section 3.4.3 in order to verify any such designation by MERCK.

Each Potential Collaboration Target that MERCK elects not to designate as a “Nominated Target” shall remain subject to the rights of MERCK under this Section 3.4.2(c) until the termination of the Research Program Term, at which time all rights under the AVEO Know-How and AVEO Patent Rights relating to such Potential Collaboration Targets shall revert to AVEO in accordance with Sections 2.8.3 or 2.8.4, as applicable.

(d)	Non-MAP Nominated Targets.

(i)

Non-MAP Target Package Plan. Promptly following the designation by MERCK of a Non-MAP Nominated Target, the Committee shall meet and, in accordance with Section 2.4.1, shall determine (A) a research plan for developing a Target Package for such Non-MAP Nominated Target, (B) any changes to the data required for completion of such Target Package as set forth in Schedule 1.84, and (C) the amount of time estimated to complete the package, provided that such time shall be no longer than [**] months from the date of the Committee’s decision to adopt such package plan (unless otherwise extended by a written decision of the Committee), and provided further that, in the event that the Committee fails to decide to adopt such package plan within [**] months after the date of MERCK’s designation of such Non-MAP Nominated Target pursuant to Section 3.4.2(c) above (other than as a result of MERCK’s election), then such [**] month period shall automatically be deemed to begin as of the expiration of such [**] month period (collectively, the “Non-MAP Target Package Plan”). During the ongoing effort to complete such Target Package, AVEO and MERCK shall collaborate exclusively with each other with respect to such Non-MAP Nominated Target. If, with respect to any Non-MAP Nominated Target, AVEO fails to complete all activities as provided in the Non-MAP Target Package Plan and to deliver all such data and information required thereby to MERCK within the timeframe required above (or, if applicable, as extended by a written decision of the Committee), then: (x) MERCK shall be permitted to use the data generated by AVEO in the course of preparing such incomplete Non-MAP Target Package for Internal Research Purposes in the Field, and (y) AVEO may not use the MERCK Microarray Data received from MERCK relating to such Non-MAP Nominated Target for any purpose.

(ii)	Update to Outside Neutral. Upon the Committee’s approval of a Non-MAP Target Package Plan for a Non-MAP Nominated Target, Merck shall, within [**] days thereafter (or, if applicable, as extended by the Parties in writing), submit to the Outside Neutral a true and complete updated list of MERCK Active Programs as of the date that the Committee approved such Non-MAP Target Package Plan. If a Non-MAP Nominated Target has become, as of the Committee’s approval of the Non-MAP Target Package Plan for such Nominated Target, the subject of a MERCK Active Program that MERCK did not initiate based on or as a direct result of any data or information received from AVEO pursuant to this Agreement, then MERCK shall notify AVEO in writing of such change. Upon AVEO’s receipt of such notice, such Nominated Target shall no longer be a Non-MAP Nominated Target, and shall thereafter be deemed to be a “MAP Nominated Target” that is subject to the terms and conditions of Section 3.4.2(e); provided, however, that AVEO may, at its discretion, submit an inquiry to the Outside Neutral pursuant to Section 3.4.3 in order to verify any such change in designation by MERCK. In no event shall the information provided by MERCK to the Outside Neutral be provided to AVEO except pursuant to Section 3.4.3 or any Third Party unless there is a subsequent dispute over whether MERCK has complied with the provisions of Section 3.4.3 relating to the existence of a MERCK Active Program.

(iii)

MERCK Option For Non-MAP Nominated Targets. Upon completion of the Target Package for a Non-MAP Nominated Target, AVEO shall deliver such Target Package to MERCK. MERCK shall have [**] days from its receipt of such Target Package (or, if applicable, as extended by the Parties in writing) to notify AVEO in writing whether it is exercising its Option relating to such Non-MAP Nominated Target. If MERCK exercises its Option relating to such Non-MAP Nominated Target, then such Target shall become a Non-MAP Collaboration Target and MERCK shall pay the milestone set forth in Section 5.3.1(1)(a). If MERCK fails to exercise its Option relating to such Non-MAP Nominated Target within the applicable [**]-day period (or, if applicable, as extended by the Parties in writing), then such Non-MAP Nominated Target shall be a Retained Target pursuant to Section 3.1.7. In such an event, (i) MERCK shall be permitted to use the data contained in the Target Package for Internal Research Purposes, but for no other purpose, and (ii) except as set forth below in this Section 3.4.2(d)(iii), for [**] months after MERCK receives the Target Package for such Non-MAP Nominated Target, MERCK shall not undertake chemistry or high throughput screening specifically for the purpose of identifying modulators of such Non-MAP Nominated Target unless the relevant information contained in the Target Package is publicly disclosed through no fault of MERCK.

Notwithstanding the foregoing, with respect to any Non-MAP Nominated Target that becomes a Retained Target as a result of MERCK’s failure to exercise its Option pursuant to this Section 3.4.2(d)(iii), and with respect to which AVEO has not (A) encumbered or entered into discussions or negotiations with any third party regarding the licensing or exploitation of AVEO Information and Inventions or AVEO Know-How related to such Retained Target, or (B) allocated significant resources to the research or development of such Retained Target (each, an “Available Retained Target”), MERCK may, by written notice to AVEO at any time during the Option Period, exercise its Option to designate such Available Retained Target as a Non-MAP Collaboration Target as if such Retained Target were a Non-MAP Nominated Target hereunder.

(e)	Research Collaboration for MAP Nominated Targets.

(i)	MAP Target Research Plan. MERCK and AVEO may collaborate with respect to each MAP Nominated Target, on a Target-by-Target basis, as set forth in this Section 3.4.2(e). Following MERCK’s designation of a MAP Nominated Target, the Committee shall meet to develop, in accordance with Section 2.4.1, a research plan relating to such MAP Nominated Target including the total number of AVEO FTEs and the responsibilities thereof (the “MAP Target Research Plan”). Each MAP Target Research Plan approved by the Committee shall be deemed to be part of the Research Plan, and shall be attached as a separate schedule thereto. Upon payment of the MAP Technology Access Fee set forth in Section 3.4.2(e)(ii)(A) below with respect to a MAP Nominated Target, such MAP Nominated Target shall be deemed to be a “MAP Collaboration Target” for all purposes hereunder.

(ii)	Financial Terms.

(A)	Technology Access Fee. Within thirty (30) days after the Committee’s approval of the MAP Target Research Plan for each MAP Nominated Target, MERCK shall pay AVEO a technology access fee of [**] Dollars (US $[**]) (the “MAP Technology Access Fee”).

(B)	Research Funding. In consideration for AVEO’s research and development activities pursuant to each MAP Target Research Plan that is approved by the Committee in accordance with Section 2.4.1, MERCK shall pay AVEO at the rate of [**] Dollars (US$[**]) per AVEO FTE.

(C)	Milestones. For each MAP Collaboration Target, MERCK shall also pay AVEO milestone payments in accordance with Section 5.3.1(1)(c) through 5.3.1(1)(f) and 5.3.1(2) as if the MAP Collaboration Target were a Non-MAP Collaboration Target, provided that, such milestone payments shall begin upon the achievement of the milestone set forth in Section 5.3.1(1)(c), inclusive of such milestone, and shall in all cases be reduced to an amount that is equal to [**] percent ([**]%) of the amounts set forth in Section 5.3.1 for each milestone therein.

(D)	No Royalties. Notwithstanding the provisions of Section 5.4, MERCK shall have no obligation to pay any royalties to AVEO under this Agreement with respect to MAP Nominated Targets or MAP Collaboration Targets, including the rights and licenses granted under Section 3.1.4.

(f)	Target Packages Submitted Prior To Restatement Effective Date. The Parties acknowledge and agree that all Target Packages submitted by AVEO to MERCK prior to the Restatement Effective Date are hereby deemed to be complete as of their respective dates of delivery, and nothing in this Agreement shall require any additional work to be performed by AVEO with respect to such Target Packages. Notwithstanding the terms and conditions of Section 3.4.2, all of such Target Packages shall be subject to the [**] day Option period set forth in Section 3.4.2(d)(iii) above, provided, however, that (i) the [**] day Option period for each such Target Package shall be deemed to have begun (or begin, as applicable) (A) with respect to any Target Package received by MERCK in calendar year 2004, upon receipt of such Target Package by MERCK, and (B) with respect to any Target Package received MERCK in calendar year 2005, [**] days after MERCK’s receipt of such Target Package (and, in each case, nothing herein shall extend such period unless otherwise agreed to by the Parties in writing), (ii) all such Targets with respect to which MERCK has not or does not exercise its Option within the applicable Option period shall be deemed to be Expired Targets (regardless of whether such Targets were the subject of a MERCK Active Program as of the submission of the relevant Target Package), (iii) any such Targets with respect to which MERCK exercises its Option within the applicable Option period and which were not at the time of submission of the relevant Target Package the subject of a Merck Active Program, shall be deemed to be Non-MAP Collaboration Targets under this Agreement, and (iv) any such Targets with respect to which Merck exercises its Option within the applicable Option period and which were at the time of submission of the relevant Target Package the subject of a Merck Active Program, shall be deemed to be MAP Nominated Targets under this Agreement and subject to the terms and conditions of Section 3.4.2(e) hereof.

3.4.3	Inquiries to Outside Neutral. In the event that AVEO in good faith believes that MERCK has improperly designated a Nominated Target based on whether a MERCK Active Program existed, AVEO shall notify MERCK in writing of such belief, and if AVEO is not satisfied with MERCK’s explanation, then AVEO may inquire of the Outside Neutral whether MERCK has previously identified a particular Nominated Target as being the subject of a MERCK Active Program prior to the Relevant Non-MAP Dates and the Relevant MAP Date, as applicable. All communications between AVEO and the Outside Neutral shall be in writing, with a copy to MERCK. In no event shall the Outside Neutral provide any information to AVEO except in response to a specific written inquiry relating to a specified Nominated Target. In the event of a dispute between the Parties regarding MERCK’s designation of a Nominated Target as either a MAP Nominated Target or a Non-MAP Nominated Target, AVEO and MERCK shall cooperate in order to resolve such dispute in accordance with Section 9.6.

3.4.4	Substitution of Non-MAP Collaboration Targets. At any time during the Option Period (as defined in Section 3.4.5 below), MERCK may, in its sole discretion, but subject to the limitations set forth in Sections 3.4.2, and 3.4.1: (a) inform AVEO in writing that it wishes to replace a Non-MAP Collaboration Target for which MERCK has previously exercised its Option with a different Potential Collaboration Target that is not an AVEO Target, or (b) select an additional Non-MAP Collaboration Target to replace a Non-MAP Collaboration Target that has qualified as a Discovery Target. For purposes of clarity, MERCK’s rights under this Section 3.4.4 shall not apply to any AVEO Target. Upon providing such written notice, and upon payment of the milestone set forth in 5.3.1(1)(a), MERCK shall have the licenses to such new Non-MAP Collaboration Target set forth in Sections 3.1.1, 3.1.2, and 3.1.3. Rights to a Non-MAP Collaboration Target that is replaced pursuant to Section 3.4.4(a) (the “Replaced Target”) shall revert in full to AVEO, and MERCK shall provide to AVEO a MERCK Non-MAP Collaboration Target Package relating to such Non-MAP Collaboration Target as provided in Section 3.5(b); provided, however, that MERCK shall retain the right to use Joint Information and Inventions and MERCK Information and Inventions for all purposes outside the Field, and relating to such Replaced Target for Internal Research Purposes in the Field.

3.4.5

Duration of MERCK’s Option Rights. Unless MERCK terminates the Research Program prior to the end of the Initial Research Program Term (in which case, the Option Period shall be deemed immediately terminated), the period of time during which AVEO shall be obligated to present Target Packages to MERCK subject to and in accordance with Section 3.4.2, shall continue for the duration of the Research Program Term, and for a period of [**] months thereafter (the “Option Period”). Notwithstanding anything to the contrary in this Agreement, (i) AVEO shall have no obligation to conduct any research other than pursuant to the Research Plan (including pursuant to any Non-MAP Target Package Plan or MAP Target Research Plan) and during the Research Program Term, (ii) at the end of the Option Period, except as otherwise set forth in this Agreement (including but not limited to MERCK’s right to use AVEO Information and Inventions or AVEO Know-How for Internal Research Purposes), (A) all rights under MERCK Know-How and MERCK Patent Rights relating to Expired Targets (as defined below) shall in each case (to the extent such rights have not already reverted to MERCK) immediately and unconditionally revert to MERCK, and (B) all rights under AVEO Know-How and AVEO Patent Rights relating to Expired Targets (as defined below) shall in each case (to the extent such rights have not already reverted to AVEO) immediately and unconditionally revert to AVEO. For purposes of clarity, nothing contained in this Section 3.4.5 shall be deemed: (A) to limit or prevent MERCK in any way from pursuing any Potential Collaboration Target using intellectual property other than: (i) AVEO Know-How and AVEO Patent Rights, or (ii) any other intellectual property Controlled by AVEO, or (B) to provide MERCK with any right to exercise any Option, with respect to any Non-MAP Nominated Targets, after the expiration of the [**] period set forth in Section 3.4.2(d)(iii) with respect thereto (or, if applicable, as extended by the Parties in writing), or with respect to any Available Retained Target, after the expiration of the Option Period (or, if applicable, as extended by the Parties in writing). As used in this Agreement, the term “Expired Targets” shall mean all Potential Collaboration Targets (including, without limitation, Non-MAP Nominated Targets and MAP Nominated Targets) that are not, in each case, as of the expiration of the Option Period, either Non-MAP Collaboration Targets, MAP Collaboration Targets, or Discovery Targets.

3.5	Research, Development and Commercialization

(a)	Collaboration Models. AVEO shall use Commercially Reasonable Efforts to develop the Collaboration Models pursuant to the Research Plan.

(b)	Non-MAP Collaboration Targets. MERCK shall use Commercially Reasonable Efforts, at its own expense, to conduct pre-clinical research on Non-MAP Collaboration Targets in order to advance the research relating to such Non-MAP Collaboration Targets such that they qualify as Discovery Targets, and shall notify AVEO in writing promptly upon qualification as Discovery Targets. If MERCK fails to exercise reasonable diligence in pursuing research regarding a Non-MAP Collaboration Target such that it qualifies as a Discovery Target within a reasonable period as determined by the Committee (but in any case within [**] months after such Target is first designated as a Non-MAP Collaboration Target), or if such Non-MAP Collaboration Target otherwise reverts to AVEO pursuant to Section 3.1.7(ii)(b) or (d), all AVEO Patent Rights and AVEO Know-How relating to such Non-MAP Collaboration Target shall revert to AVEO, and MERCK shall, upon AVEO’s request, provide the MERCK Non-MAP Collaboration Target Data Package for such Non-MAP Collaboration Target to AVEO, and AVEO shall be permitted to use and otherwise exploit the information contained in such MERCK Non-MAP Collaboration Target Data Package for research and commercialization purposes; provided, however, that MERCK shall retain the right to use Joint Information and Inventions and MERCK Information and Inventions for all purposes outside the Field, and relating to such Non-MAP Collaboration Target for Internal Research Purposes in the Field.

(c)	Discovery Targets. MERCK shall use Commercially Reasonable Efforts, at its own expense, to conduct pre-clinical research on Discovery Targets in order to identify Development Candidates Directed at such Discovery Target. If MERCK fails to identify Development Candidates Directed at such Discovery Target within a reasonable period as determined by the Committee, or if rights to such Discovery Target otherwise revert to AVEO pursuant to Section 3.1.7(ii)(b) or (d), all AVEO Patent Rights and AVEO Know-How relating to such Discovery Target shall revert to AVEO, and MERCK shall, upon AVEO’s request, provide the MERCK Discovery Target Data Package for such Discovery Target to AVEO, and AVEO shall be permitted to use and otherwise exploit the information contained in such MERCK Discovery Target Data Package for research and commercialization purposes; provided, however, that MERCK shall retain the right to use Joint Information and Inventions and MERCK Information and Inventions for all purposes outside the Field, and related to such Discovery Target for Internal Research Purposes in the Field. In the event that such Discovery Target becomes an AVEO Target pursuant to this Section, AVEO and MERCK shall, at AVEO’s request made within [**] days of AVEO’s receipt of the MERCK Discovery Target Data Package, negotiate in good faith concerning the license to AVEO of compounds discovered or developed by MERCK related to such Discovery Target that MERCK, in its sole discretion, elects to out-license, upon terms to be negotiated in good faith by the Parties and reflected in a separate agreement. For the avoidance of doubt, MERCK shall be under no obligation to enter any agreement with AVEO, to provide AVEO with any particular terms in comparison to any other potential licensee, or to give AVEO preference over any other potential licensee.

(d)	Products. MERCK shall use Commercially Reasonable Efforts, at its own expense, to develop and commercialize each Product on a commercially reasonable basis in such countries in the Territory where in MERCK’s opinion it is commercially viable to do so.

3.6	Excused Performance

In addition to the provisions of Article 6 hereof, the obligations of MERCK with respect to any Product under Section 3.5 are expressly conditioned upon the continuing absence of any adverse condition or event relating to the safety or efficacy of the Product, and the obligation of MERCK to develop or market any such Product shall be delayed or suspended so long as in MERCK’s opinion any such condition or event exists.

3.7	Additional Targets

3.7.1	Additional Biological Targets. Additional Biological Targets shall not be deemed to be Potential Collaboration Targets unless (i) MERCK notifies AVEO that it desires to nominate an Additional Biological Target as a Non-MAP Nominated Target, and (ii) AVEO, in its sole discretion, expressly agrees in writing that such Additional Biological Target shall be deemed to be a Potential Collaboration Target.

3.7.2	Additional Model Targets. AVEO may, in its sole discretion, communicate to MERCK that it desires to provide data to MERCK regarding an Additional Model Target. In such case, MERCK and AVEO may negotiate the terms upon which AVEO would be willing to disclose and MERCK would be willing to accept such data. AVEO shall have no obligation to disclose any data or otherwise grant any rights to MERCK with respect to any Additional Model Target, and MERCK shall have no obligation to accept or receive any such data or rights, unless and until AVEO and MERCK enter into a mutually acceptable written agreement with respect thereto.

3.7.3	Additional Dual Targets. With respect to each Non-MAP Collaboration Target that is an Additional Dual Target, a Collaboration Compound shall exclude the rights set forth in Section 1.8(c)(ii) unless (i) MERCK notifies AVEO that it desires to include within the definition of Collaboration Compounds for such Target Biologicals that are intended to and actually inhibit or modulate the activity of such Target, and (ii) AVEO, in its sole discretion, expressly agrees in writing pursuant to this Section 3.7.3 that Biologicals that are intended to and actually inhibit or modulate the activity of such Target shall be included within the definition of Collaboration Compound specifically for such Target.

4.	CONFIDENTIALITY AND PUBLICATION

4.1	Nondisclosure Obligation

All Information disclosed by one Party to the other Party hereunder shall be maintained in confidence by the receiving Party and shall not be disclosed to a Third Party or used for any purpose except as set forth herein without the prior written consent of the disclosing Party, except to the extent that such Information:

(a)	is known by receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s business records;

(b)	is properly in the public domain through no fault of the receiving Party;

(c)	is subsequently disclosed to the receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party;

(d)	is developed by the receiving Party independently of Information received from the disclosing Party, as documented by the receiving Party’s business records;

(e)	is disclosed to governmental or other regulatory agencies in order to obtain patents or to gain or maintain approval to conduct clinical trials or to market Product, but such disclosure may be only to the extent reasonably necessary to obtain patents or authorizations;

(f)	is deemed necessary (i) by MERCK to be disclosed to Related Parties, agents, consultants, and/or other Third Parties for development (including regulatory approvals), manufacturing and/or marketing of a Product (or for such parties to determine their interest in performing such activities) in accordance with this Agreement, or (ii) by AVEO to be disclosed to such Third Parties that are permitted pursuant to Section 2.2 to perform its Research Program activities, in either case on the condition that such Third Parties agree to be bound by the confidentiality and non-use obligations contained this Agreement, provided the term of confidentiality for such Third Parties shall be no less than seven (7) years; or

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party, unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving party. For purposes of clarity, a scientific association between a Target with a disease or therapeutic area shall not be deemed to fall within the foregoing exclusions merely because such Target (and/or the gene sequence of such Target) is published or available to the general public.

If a Party is required by judicial or administrative process to disclose Information that is subject to the non-disclosure provisions of this Section 4.1 or Section 4.2, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Section 4.1 and Section 4.2, and the Party disclosing Information pursuant to law or court order shall take all steps reasonably necessary, including without limitation obtaining an order of confidentiality, to ensure the continued confidential treatment of such Information.

4.2	AVEO Know-How

AVEO agrees to keep all AVEO Know-How relating to Non-MAP Collaboration Targets, Discovery Targets, Collaboration Compounds and/or Products confidential subject to exception (b) in Section 4.1 above; provided, however, AVEO shall be free to disclose AVEO Know-How (i) outside of the Field for any purpose, including but not limited to the purpose of researching, developing and commercializing Biologicals, (ii) in the exercise of any right retained by AVEO or any right that reverts to AVEO, including, without limitation, any use and exploitation of the AVEO Targets, (iii) in connection with the prosecution, maintenance, enforcement or defense of any Patent Rights, (iv) in connection with the enforcement of the terms of this Agreement, (v) as required by law or any governmental authority, or (vi) to a limited number of potential investors for purposes of any equity or debt financing, provided, however, that AVEO shall not disclose the Research Plan or any portion thereof or the identity of any specific Potential

Collaboration Target, Non-MAP Collaboration Target, MAP Collaboration Target, Discovery Target, Non-MAP Nominated Target or MAP Nominated Target to such potential investors. For purposes of clarification, AVEO shall not be prohibited from disclosing AVEO-Controlled information that is not AVEO Know-How, including but not limited to, discoveries, processes, methods, protocols, formulas, data, inventions, know-how and trade secrets, patentable or otherwise that are necessary or useful in connection with or that claim or cover the Collaboration Models or any other method, material, tool or technology conceived or used by or on behalf of AVEO for the discovery of any target, other than the Non-MAP Collaboration Targets, Discovery Targets, Collaboration Compounds and/or Products.

4.3	Publication

MERCK and AVEO each acknowledge the other Party’s interest in publishing the results of its research in order to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each Party also recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information. Consequently, except for disclosures permitted pursuant to Section 4.1, either Party, its employees or consultants wishing to make a publication arising from the conduct of the Research Program shall deliver to the other Party a copy of the proposed written publication or an outline of an oral disclosure at least sixty (60) days prior to submission for publication or presentation. The reviewing Party shall have the right (a) to propose modifications to the publication or presentation for patent reasons, trade secret reasons or business reasons, or (b) to request a reasonable delay in publication or presentation in order to protect patentable information. If the reviewing Party requests a delay, the publishing Party shall delay submission or presentation for a period of ninety (90) days to enable patent applications protecting each Party’s rights in such information to be filed in accordance with Article 7 below. Upon expiration of such ninety (90) days, the publishing Party shall be free to proceed with the publication or presentation. If the reviewing Party requests modifications to the publication or presentation, the publishing Party shall edit such publication to prevent disclosure of trade secret or proprietary business information prior to submission of the publication or presentation.

4.4	Publicity/Use of Names

No disclosure of the existence of, or the terms of, this Agreement may be made by either Party, and no Party shall use the name, trademark, trade name or logo of the other Party or its employees in any publicity, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as provided in Section 4.4(a), (b), (c) or (d).

(a) Either Party shall be permitted to disclose the existence and terms of this Agreement to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with applicable laws, including without limitation the rules and regulations promulgated by the United States Securities and Exchange Commission or any other governmental agency. Notwithstanding the foregoing, before disclosing this Agreement or any of the terms hereof pursuant to this Section 4.4(a), the Parties will consult with one another on the terms of this Agreement to be redacted in making any such disclosure. If a Party discloses this Agreement or any of the terms hereof in accordance with this Section 4.4(a), such Party agrees, at its own expense, to seek confidential treatment of the portions of this Agreement or such terms, as may be reasonably requested by the other Party.

(b) Either Party may also disclose the existence and terms of this Agreement to potential acquirors, investors or lenders of such Party, as a part of their due diligence investigations, provided that such potential acquirors, investors or lenders have agreed in writing to keep the terms of this Agreement confidential and to use such confidential information solely for the purpose permitted pursuant to this Section 4.4(b), provided, however, that AVEO shall not disclose the Research Plan or any portion thereof or the identity of any specific Potential Collaboration Target, Nominated Target, Non-MAP Collaboration Target, MAP Collaboration Target or Discovery Target to such potential investors. Further, either Party may freely disclose any information that has been previously approved for disclosure by the other Party.

(c) The Parties hereby acknowledge that, following the Effective Date, AVEO issued a press release substantially similar to that set forth in Schedule 4.4(c). Following the Restatement Effective Date, AVEO may at its discretion issue a press release regarding this Agreement, provided that such release will be subject to MERCK’s prior review and written approval.

(d) Upon the request of AVEO, AVEO and MERCK shall agree upon the text of a redacted copy of the Agreement that AVEO shall be permitted to disclose to potential Third Party collaborators outside of the Field, on the condition that such Third Parties agree to be bound by the confidentiality and non-use obligations contained in this Agreement, and provided the term of confidentiality for such Third Parties shall be no less than seven (7) years.

5.	PAYMENTS; ROYALTIES AND REPORTS

5.1	Payments

5.1.1	In consideration for the option rights granted to MERCK in Section 3.4 with respect to Potential Collaboration Targets and in reimbursement of research and development expenditures previously made by AVEO, AVEO acknowledges that, in November 2003, it received from MERCK a non-refundable up-front payment of Seven Million Dollars (US$7,000,000).

5.1.2	In consideration for the rights granted to MERCK in Section 5.3.2, MERCK shall pay to AVEO Two Million Dollars (US$2,000,000) within thirty (30) days after the Restatement Effective Date, and an additional Two Million Dollars (US$2,000,000) on the first anniversary of the Restatement Effective Date.

5.1.3	MERCK hereby agrees to purchase Five Million Dollars (US$5,000,000.00) of Series C Preferred Stock of AVEO pursuant to the terms of the Series C Convertible Preferred Stock Purchase Agreement entered into by the Parties concurrently with this Agreement.

5.2	Research Program Funding

In consideration for AVEO’s performance of its obligations under the Research Program, upon the terms and conditions contained herein, MERCK shall pay AVEO [**] Dollars (US$[**]) per Calendar Quarter during the Research Program Term payable each Calendar Quarter. The first payment shall be pro-rated based on the number of days remaining in that Calendar Quarter and was made within ten (10) days of the Effective Date, and the payments thereafter shall be made by the first day of each Calendar Quarter during the Research Program Term, with the final payment pro-rated based on the number of days in such Calendar Quarter preceding the date of expiration of the Research Program Term.

5.3	Milestone Payments

5.3.1	Non-MAP Collaboration Targets. Subject to the terms and conditions in this Agreement (including, but not limited to, the provisions of Section 3.4.2(e)(ii)(C) with respect to MAP Collaboration Targets), MERCK shall pay to AVEO the following non-refundable, non-creditable milestone payments:

(1) [**]

(a) [**]	[	**]

(b) [**]	[	**]

(c) [**]	[	**]

(d) [**]	[	**]

(e) [**]	[	**]

(f) [**]	[	**]

(2) [**]

(a) [**]	[	**]

(b) [**]	[	**]

(c) [**]	[	**]

(d) [**]	[	**]

5.3.2	Fast-Track HTS. Notwithstanding Section 5.3.1(1)(b) above, (a) for a period of two (2) years starting upon the Restatement Effective Date and continuing through the Option Period, MERCK may advance the research regarding up to [**] Non-MAP Collaboration Targets per year such that they qualify as Discovery Targets without any obligation to pay the milestone payment set forth in Section 5.3.1(1)(b), and (b) for each calendar year after the second anniversary of the Restatement Effective Date that falls wholly or partially within the Option Period, MERCK may advance the research regarding up to [**] Non-MAP Collaboration Targets for such annual period within the Research Program Term such that they qualify as Discovery Targets without any obligation to pay the milestone payment set forth in Section 5.3.1(1)(b), provided that MERCK pays to AVEO a fee of [**] Dollars (US$[**]) for such calendar year or portion thereof. Except as expressly set forth in the foregoing sentence, the milestone payment obligation in Section 5.3.1(1)(b) shall remain in full force and effect.

5.3.3	Payment of Milestones. Upon the achievement of each milestone, MERCK shall notify AVEO in writing within thirty (30) days of such achievement, and shall make the appropriate milestone payment within thirty (30) days of such achievement. A milestone payment shall be payable only upon the initial achievement of such milestone and no amounts shall be due hereunder for subsequent or repeated achievement of such milestone for the same Non-MAP Collaboration Target or MAP Collaboration Target, in the case of Section 5.3.1(1), or for the same Product, in the case of Section 5.3.1(2); provided, however, that, with respect to each Additional Dual Target, a milestone payment shall be payable upon the initial achievement of such milestone for both a chemical entity and a Biological inhibitor or modulator of such Target. Upon the achievement of a particular milestone for a Non-MAP Collaboration Target, MAP Collaboration Target or Product, as applicable, all preceding milestones for such Non-MAP Collaboration Target, MAP Collaboration Target or Product, as applicable, shall be deemed achieved to the extent not previously achieved and shall be paid contemporaneously therewith; provided, however, that the milestones payable under Sections 5.3.1(1)(a) and (b) shall under no condition be payable for any MAP Nominated Target or MAP Collaboration Target.

5.4	Royalties

5.4.1	Royalties Payable By MERCK. Subject to the terms and conditions of this Agreement, MERCK shall pay to AVEO royalties, calculated on a Product-by-Product basis, as set forth in this Section 5.4.1.

5.4.1.1	Patent Royalties; Competitive Product.

(a)	Royalty Tiers. Subject to the provisions of Section 5.4.1.1(b) and (c) and Section 5.4.1.2, MERCK shall pay AVEO in an amount equal to the following percentage of Net Sales of Products by MERCK or its Related Parties, provided the sale of the Product would infringe a Valid Patent Claim in the country of sale:

(i)	[**] percent ([**]%) of worldwide Net Sales in each Calendar Year up to and including [**] Dollars ($US [**]);

(ii)	[**] percent ([**]%) of worldwide Net Sales in each Calendar Year on the increment of Net Sales which exceed [**] Dollars ($US [**]) and up to and including [**] Dollars ($US [**]); and

(iii)	[**] percent ([**]%) of worldwide Net Sales in each Calendar Year on the increment of Net Sales over [**] Dollars ($US [**]).

(b)	Competitive Products. If the sale of a Product would not, absent the license hereunder, infringe a Valid Patent Claim of a AVEO Patent Right in the country of sale, then notwithstanding the provisions of Section 5.4.1.1(a) above, in countries where a Competitive Product is sold, the royalty payable by MERCK to AVEO shall be [**] percent ([**]%) of Net Sales by MERCK or its Related Parties. The Net Sales on which such royalties are based shall not be included in calculating the royalty tiers under Section 5.4.1.1(a) above.

5.4.1.2	Know-How Royalty. Notwithstanding the provisions of Section 5.4.1. above, in countries where the sale of Product by MERCK or its Related Parties would not infringe a Valid Patent Claim, MERCK shall pay royalty rates that shall be set at [**] percent ([**]%) of the lowest applicable royalty rate determined according to 5.4.1.1., as applicable. Such royalties shall be calculated after first calculating royalties under Section 5.4.1.1 above.

5.4.1.3	Calculation of Royalty. Royalty tiers pursuant to 5.4.1.1 and 5.4.1.2 shall be calculated based on worldwide Net Sales of each Product, provided that the determination of whether the royalty shall be calculated under 5.4.1.1(b) and/or 5.4.1.2 shall be determined on a country-by-country basis. Royalties on each Product at the rates set forth above shall continue on a country-by-country basis until the expiration of the later of: (i) the last-to-expire Valid Patent Claim; or (ii) for a period of ten (10) years after First Commercial Sale of such Product in such country (the “Royalty Period”). All royalties are subject to the following conditions:

(x) that only one royalty shall be due with respect to the same unit of Product;

(y) that no royalties shall be due upon the sale or other transfer among MERCK or its Related Parties, but in such cases the royalty shall be due and calculated upon MERCK’s or its Related Party’s Net Sales to the first independent Third Party; and

(z) no royalties shall accrue on the disposition of Product in reasonable quantities by MERCK or its Related Parties as samples (promotion or otherwise) or as donations (for example, to non-profit institutions or government agencies for a non-commercial purpose).

5.4.2	Change in Sales Practices. The Parties acknowledge that during the term of this Agreement, MERCK’s sales practices for the marketing and distribution of Product may change to the extent to which the calculation of the payment for royalties on Net Sales may become impractical or even impossible. In such event the Parties agree to meet and discuss in good faith new ways of compensating AVEO to the extent currently contemplated under Section 5.4.1; provided, however if the Parties cannot agree on new ways of compensating AVEO, the terms of this Agreement shall remain in full force and effect.

5.4.3	Royalties for Bulk Product. In those cases where MERCK sells bulk Product that is not in a finished, packaged form to a Third Party, the royalty obligations of Section 5.4.1 shall be applicable to the bulk Product; provided, however, that if MERCK obtains additional compensation relating to the use or commercialization of such bulk Product, then the Parties agree that there shall be additional compensation to AVEO reflecting the value of such additional compensation in an amount to be mutually agreed upon by the Parties.

5.4.4	Compulsory Licenses. If a compulsory license is granted to a Third Party with respect to Product in any country in the Territory with a royalty rate lower than the royalty rate provided by Section 5.4.1, then the royalty rate to be paid by MERCK on Net Sales in that country under Section 5.4.1 shall be reduced to the rate paid by the compulsory licensee.

5.4.5	Third Party Licenses. In the event that one or more patent licenses from other Third Parties are required by MERCK or its Related Parties in order to make, have made, use, offer to sell, sell and/or import any Collaboration Compound(s) or Product(s) (“Third Party Patent Licenses”), and, in the absence of such license, the use by MERCK of the AVEO Patent Rights, AVEO Know-How or AVEO Information and Inventions would infringe such Third Party patents, [**] percent ([**]%) of the consideration actually paid under such Third Party Patent Licenses by MERCK or its Related Parties for sale of such Collaboration Compound or Product in a country for a Calendar Quarter shall be creditable against the royalty payments due AVEO by MERCK with respect to the sale of such Collaboration Compound(s) or Product(s) in such country; provided, however, that in no event shall the royalties owed by MERCK to AVEO for such Calendar Quarter in such country be reduced, as a result of the reduction set forth in this section and the set-offs provided in Sections 7.1(d) and 7.3(b), by more than [**] percent ([**]%) of the applicable royalty rate set forth in Section 5.4.1.1; and any amounts not able to be reduced due to the immediately foregoing limitation shall be carried forward to future Calendar Quarters for crediting against future royalties in such country. For purposes of clarity, the foregoing credit shall not apply to claims of Third Party Patent Rights which relate to composition of matter of any Collaboration Compound or Product, or to the formulation, manufacturing or delivery thereof.

5.4.6	Reports; Payment of Royalty. During the term of the Agreement following the First Commercial Sale of a Product, MERCK shall furnish to AVEO a quarterly written report for the Calendar Quarter showing the Net Sales of all Products subject to royalty payments sold by MERCK and its Related Parties in the Territory during the reporting period and the royalties payable under this Agreement. Reports shall be due on the sixtieth (60) day following the close of each Calendar Quarter. Royalties shown to have accrued by each royalty report shall be due and payable on the date such royalty report is due. MERCK shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined.

5.5	Audits

(a)	Upon the written request of AVEO and not more than once in each Calendar Year, MERCK shall permit an independent certified public accounting firm of nationally recognized standing selected by AVEO and reasonably acceptable to MERCK, at AVEO’s expense, to have access during normal business hours to such of the records of MERCK as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than twenty-four (24) months prior to the date of such request. The accounting firm shall disclose to AVEO only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to AVEO.

(b)	If such accounting firm correctly identifies a discrepancy made during such period, the appropriate Party shall pay the other Party the amount of the discrepancy within thirty (30) days of the date AVEO delivers to MERCK such accounting firm’s written report so correctly concluding, or as otherwise agreed upon by the Parties. The fees charged by such accounting firm shall be paid by AVEO unless the underpayment exceeded the greater of [**] thousand dollars ($[**]) and five percent (5%) of the royalty owed by MERCK to AVEO for such Calendar Year, in which case, MERCK shall pay to AVEO the fees charged by such accounting firm.

(c)	MERCK shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to MERCK, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by AVEO’s independent accountant to the same extent required of MERCK under this Agreement. Upon the expiration of twenty-four (24) months following the end of any year, the calculation of royalties payable with respect to such year shall be binding and conclusive upon AVEO, and MERCK and its Related Parties shall be released from any liability or accountability with respect to royalties for such year.

(d)	AVEO shall treat all financial information subject to review under this Section 5.5 or under any sublicense agreement in accordance with the confidentiality and non-use provisions of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with MERCK and/or its Related Parties obligating it to retain all such information in confidence pursuant to such confidentiality agreement.

5.6	Payment Exchange Rate

All payments to be made by MERCK to AVEO under this Agreement shall be made in United States dollars and may be paid by check made to the order of AVEO or bank wire transfer in immediately available funds to such bank account in the United States designated in writing by AVEO from time to time. In the case of sales outside the United States, the rate of exchange to be used in computing the amount of currency equivalent in United States dollars due AVEO shall be made at the monthly rate of exchange utilized by MERCK in its worldwide accounting system, prevailing on the third to the last business day of the month prior to the month in which such sales are recorded by MERCK.

5.7	Income Tax Withholding

If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth in this Article 5, MERCK shall make such withholding payments as required and subtract such withholding payments from the payments set forth in this Article 5. MERCK shall submit appropriate proof of payment of the withholding taxes to AVEO within a reasonable period of time.

6.	REPRESENTATIONS AND WARRANTIES

6.1	Representations and Warranties of AVEO

AVEO represents and warrants to MERCK that as of the Restatement Effective Date:

(a)	to the best of AVEO’s knowledge, the AVEO Patent Rights and AVEO Know-How exist and are not invalid or unenforceable, in whole or in part;

(b)	it has the full right, power and authority to enter into this Agreement, to perform the Research Program and to grant the licenses granted under Article 3 hereof;

(c)	it has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in AVEO Patent Rights or AVEO Know-How;

(d)	there are no claims, judgments or settlements against or owed by AVEO or pending or threatened claims or litigation relating to the AVEO Patent Rights and AVEO Know-How; and

(e)	AVEO has disclosed to MERCK all reasonably relevant information regarding the AVEO Patent Rights and AVEO Know-How licensed under this Agreement.

(f)	To the best of AVEO’s knowledge, the activities of AVEO pursuant to the Research Plan do not infringe patents issued to any Third Party.

As used in this Section 6.1, the phrase ‘best of AVEO’S knowledge’ does not require that AVEO conduct any special inquiry or patent searches, or obtain any patent opinions, with respect to the matter which is the subject of the representation and warranty.

6.2	Representations and Warranties of MERCK

MERCK represents and warrants to AVEO that as of the Restatement Effective Date:

(a)	it has the full right, power and authority to enter into this Agreement and to fulfill its obligations hereunder; and

(b)	all necessary consents, approvals and authorizations of all government authorities and other persons required to be obtained by MERCK in connection with the execution, delivery and performance of this Agreement have been or shall be obtained.

6.3	No Warranties

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND PARTICULARLY THAT POTENTIAL COLLABORATION TARGETS WILL BE IDENTIFIED OR THAT PRODUCT(S) WILL BE SUCCESSFULLY DEVELOPED HEREUNDER, AND IF PRODUCT(S) ARE DEVELOPED, WITH RESPECT TO SUCH PRODUCT(S), THE PARTIES DISCLAIM ALL IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

6.4	Indemnification

MERCK agrees to defend AVEO and its Affiliates at its cost and expense, and will indemnify and hold AVEO and its Affiliates and their respective directors, officers, employees and agents (the “AVEO Indemnified Parties”) harmless from and against any losses, costs, damages, fees or expenses arising out of any Third Party claim relating to personal injury or death from the development, manufacture, use, sale or other disposition of the Product(s) by MERCK and/or its Related Parties or collaborators. In the event of any such claim against the AVEO Indemnified Parties by any Third Party, AVEO shall promptly notify MERCK in writing of the claim and MERCK shall manage and control, at its sole expense, the defense of the claim and its settlement. The AVEO Indemnified Parties shall cooperate with MERCK and may, at their option and expense, be represented in any such action or proceeding. MERCK shall not be liable for any litigation costs or expenses incurred by the AVEO Indemnified Parties without MERCK’s prior written authorization. In addition, MERCK shall not be responsible for the indemnification of any AVEO Indemnified Party arising from any negligent or intentional acts by such AVEO Indemnified Party, or as the result of any settlement or compromise by the AVEO Indemnified Parties without MERCK’s prior written consent.

6.5	AVEO Patent Rights and Third Party License Agreements

AVEO represents and warrants that, during the term of the Agreement, it shall reasonably promptly update Subpart A of Schedule 1.7 to reflect any and all AVEO Patent Rights. In addition, AVEO shall promptly notify MERCK in writing if it receives a notice of breach or default under any of the license agreements identified on Subpart B of Schedule 1.7.

7.	PATENT PROVISIONS

7.1	Filing, Prosecution and Maintenance of Patents

(a)	AVEO Patent Rights. AVEO shall have the first right and option to file and prosecute any patent applications and maintain any patents included in the AVEO Patent Rights. AVEO shall provide MERCK with an opportunity to review and comment on any papers to be filed in any patent office prior to their submission relating to each Non-MAP Collaboration Target from and after the exercise by MERCK of its Option to such Non-MAP Collaboration Target. AVEO shall promptly give notice to MERCK of the allowance, grant, lapse, revocation, surrender, invalidation or abandonment of any AVEO Patent Rights licensed to MERCK for which AVEO is responsible for the filing, prosecution and maintenance. If AVEO declines to file and prosecute any such patent application or maintain any such patents covering any AVEO Patent Rights licensed to MERCK under this Agreement, it shall give MERCK reasonable notice to this effect and thereafter MERCK may, upon written notice to AVEO, file and prosecute such patent applications and maintain such patents in AVEO’s name. For patents and patent applications within the AVEO Patent Rights licensed to MERCK but not owned by AVEO, AVEO will use its reasonable efforts to arrange the same rights for MERCK with the owners of such patents and patent applications.

(b)	Joint Information and Inventions. MERCK shall have the first right and option to file and prosecute patent applications included in Joint Patent Rights, and maintain any patents included in Joint Patent Rights, at MERCK’s expense. MERCK shall provide AVEO with an opportunity to review and comment on any papers to be filed in any patent office prior to their submission relating to each Non-MAP Collaboration Target. MERCK shall promptly give notice to AVEO of the allowance, grant, lapse, revocation, surrender, invalidation or abandonment of any Joint Patent Rights for which MERCK is responsible for the filing, prosecution and maintenance. If MERCK declines to file and prosecute any such patent application or maintain any such patents covering any Joint Patent Rights, it shall give AVEO reasonable notice to this effect and thereafter AVEO may, upon written notice to MERCK, file and prosecute such patent applications and maintain such patents in MERCK’s and AVEO’s names.

(c)	MERCK Information and Inventions. MERCK shall have the exclusive right and option to file and prosecute any patent applications and to maintain any patents covering MERCK Information and Inventions, at MERCK’s expense.

(d)	Expenses. All costs associated with filing, prosecuting and maintaining the AVEO Patent Rights, including the costs of any interference, opposition, reexamination or reissue proceeding, shall by borne by AVEO. If AVEO declines to file, prosecute and/or maintain any of the AVEO Patent Rights and MERCK assumes such responsibilities, the costs associated with such patents or patent applications shall be [**] by MERCK and AVEO; provided that MERCK shall pay all such costs and shall recoup AVEO’s [**] percent ([**]%) share as a setoff against royalties or milestones until AVEO’s share has been fully paid, provided further that the royalty payment to AVEO in any Calendar Quarter shall not, as a result of the setoffs provided in this section and in Section 7.3(b) and the reduction set forth in Section 5.4.5, be reduced by more than [**] percent ([**]%) of the amount otherwise owed to AVEO; and any amounts not able to be reduced due to the immediately foregoing limitation shall be carried forward to future Calendar Quarters for setoff against future royalties.

7.2	Interference, Opposition, Reexamination and Reissue

(a)	AVEO shall, within ten (10) days of learning of such event, inform MERCK of any request for, or filing or declaration of, any interference, opposition, or reexamination relating to AVEO Patent Rights. MERCK and AVEO shall thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding. MERCK shall have the right to review and approve any submission to be made in connection with such proceeding.

(b)	AVEO shall not initiate any reexamination, interference or reissue proceeding relating to AVEO Patent Rights without the prior written consent to MERCK, which consent shall not be unreasonably withheld.

(c)	In connection with any interference, opposition, reissue, or reexamination proceeding relating to AVEO Patent Rights, MERCK and AVEO will cooperate fully and will provide each other with any information or assistance that either may reasonably request. AVEO shall keep MERCK informed of developments in any such action or proceeding, including, to the extent permissible by law, consultation and approval of any settlement, the status of any settlement negotiations and the terms of any offer related thereto.

7.3	Enforcement and Defense

(a)	AVEO shall give MERCK notice of either (i) any infringement of AVEO Patent Rights, or (ii) any misappropriation or misuse of AVEO Know-How, that may come to AVEO’s attention. MERCK and AVEO shall thereafter consult and cooperate fully to determine a course of action, including but not limited to the commencement of legal action by either or both MERCK and AVEO, to terminate any infringement of AVEO Patent Rights or any misappropriation or misuse of AVEO Know-How. However, AVEO, upon notice to MERCK, shall have the first right to initiate and prosecute such legal action at its own expense and in the name of AVEO and MERCK, or to control the defense of any declaratory judgment action relating to AVEO Patent Rights or AVEO Know-How. AVEO shall promptly inform MERCK if it elects not to exercise such first right and MERCK shall thereafter have the right to either initiate and prosecute such action or to control the defense of such declaratory judgment action in the name of MERCK and, if necessary, AVEO. Each Party shall have the right to be represented by counsel of its own choice.

(b)	In the event that AVEO elects not to initiate and prosecute an action as provided in paragraph (a), and MERCK elects to do so, the costs of any agreed-upon course of action to terminate infringement of AVEO Patent Rights or misappropriation or misuse of AVEO Know-How, including without limitation the costs of any legal action commenced or the defense of any declaratory judgment, shall be [**] by AVEO and MERCK; provided that MERCK shall pay all such costs and shall recoup AVEO’s [**] percent ([**]%) share as a set-off against royalties or milestones until AVEO’s share has been fully paid; provided further that the royalty payment to AVEO in any Calendar Quarter shall not, as a result of the setoffs provided in this section and Section 7.1(d) and the reduction set forth in Section 5.4.5, be reduced by more than [**] percent ([**]%) of the amount otherwise owed to AVEO; and any amounts not able to be reduced due to the immediately foregoing limitation shall be carried forward to future Calendar Quarters for crediting against future royalties in such country.

(c)	For any action to terminate any infringement of AVEO Patent Rights or any misappropriation or misuse of AVEO Know-How, in the event that MERCK is unable to initiate or prosecute such action solely in its own name, AVEO will join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for MERCK to initiate litigation to prosecute and maintain such action. In connection with any action, MERCK and AVEO will cooperate fully and will provide each other with any information or assistance that either may reasonably request. Each Party shall keep the other informed of developments in any action or proceeding, including, to the extent permissible by law, the consultation and approval of any settlement negotiations and the terms of any offer related thereto.

(d)	Any recovery obtained by either or both MERCK and AVEO in connection with or as a result of any action contemplated by this section, whether by settlement or otherwise, shall be shared in order as follows:

(i)	the Party which initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action;

(ii)	the other Party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action;

(iii)	the amount of any recovery remaining from ordinary damages shall then be allocated between the Parties such that MERCK shall receive an amount equal to its lost profits or a reasonable royalty on the infringing sales, or whichever measure of damages the court shall have applied, and that AVEO shall receive a reasonable approximation of the royalties and other amounts that MERCK would have paid to AVEO if MERCK had sold the infringing products rather than the infringer, and on a pro rata basis taking into consideration the relative economic losses suffered by each Party; and

(iv)	the amount of any recovery remaining from special or punitive damages shall be [**] in any such award.

(e)	Any recovery obtained by MERCK or its Related Parties as a result of any action relating to Third Party infringement based upon MERCK Patent Rights or Joint Patent Rights, whether by settlement or otherwise, shall, after MERCK has recouped all of its costs and expenses incurred in connection with such action, be deemed to constitute Net Sales of Products for which royalties are payable under Section 5.4.

(f)	AVEO shall inform MERCK of any certification regarding any AVEO Patent Rights it has received pursuant to either 21 U.S.C. §§355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or it successor provisions or any similar provisions in a country in the Territory other than the United States and shall provide MERCK with a copy of such certification within five (5) days of receipt. AVEO’s and MERCK’s rights with respect to the initiation and prosecution of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be as defined in paragraphs 7.3(a)-(d) hereof; provided, however, AVEO shall exercise its first right to initiate and prosecute any action and shall inform MERCK of such decision within ten (10) days of receipt of the certification, after which time MERCK shall have the right to initiate and prosecute such action.

7.4	Patent Term Extension

The Parties hereto shall cooperate with each other in obtaining patent term extension or supplemental protection certificates or their equivalents in any country in the Territory where applicable to AVEO Patent Rights, MERCK Patent Rights and/or Joint Patent Rights. In the event that elections with respect to obtaining such patent term extension are to be made, MERCK shall have the right to make the election and AVEO agrees to abide by such election.

8.	TERM AND TERMINATION

8.1	Term and Expiration

This Agreement shall be effective as of the Effective Date and unless terminated earlier pursuant to Sections 8.2 or 8.3 below, this Agreement shall continue in effect until expiration of all royalty obligations hereunder. Upon expiration of this Agreement, MERCK’s licenses pursuant to Section 3.1 shall become fully paid-up, perpetual licenses.

8.2	Termination of Agreement by MERCK

Notwithstanding anything contained herein to the contrary, MERCK shall have the right to terminate this Agreement at any time in its sole discretion by giving one hundred twenty (120) days’ advance written notice to AVEO. Not later than thirty (30) days after the date of such termination, each Party shall return or cause to be returned to the other Party all Information in tangible form received from the other party and all copies thereof, except that each Party may retain one copy in its confidential files for records purposes. In the event of termination under this Section 8.2: (i) each Party shall pay all amounts then due and owing as of the termination date; and (ii) except for the provisions of Section 8.3.2(b) and the surviving provisions set forth in Section 8.4 hereof, the rights and obligations of the Parties hereunder shall terminate as of the date of such termination; provided, however, that MERCK shall have a fully paid-up non-exclusive license to use AVEO Information and Inventions and AVEO’s interest in Joint Information and Inventions for Internal Research Purposes.

8.3	Termination of Agreement for Cause

8.3.1	Cause for Termination. This Agreement may be terminated at any time during the term of this Agreement upon written notice by either Party if the other Party is in breach of its material obligations hereunder and has not cured such breach within [**] days after notice requesting cure of the breach (other than for non-payment which must be cured within [**] days); provided, however, in the event of a good faith dispute with respect to the existence of a material breach, the [**] day or [**] day cure period shall be tolled until such time as the dispute is resolved pursuant to Section 9.6 hereof.

8.3.2	Effect of Termination on License

(a)	If MERCK terminates this Agreement under Section 8.3.1, (i) at MERCK’s option MERCK’s licenses pursuant to Section 3.1 shall become perpetual licenses; provided, however, MERCK shall continue to fulfill MERCK’s payment and/or royalty obligations as specified herein, and provided, further, MERCK may reduce such payment and/or royalty obligations by the amount of monetary damage suffered by MERCK as a direct result of AVEO’s breach of this Agreement; and (ii) AVEO shall, within thirty (30) days after such termination return or cause to be returned to MERCK all MERCK Information in tangible form, and all substances or compositions delivered or provided by MERCK, as well as any other material provided by MERCK in any medium.

(b)	If AVEO terminates this Agreement under Section 8.3.1 or if MERCK terminates under Section 8.2, MERCK’s licenses pursuant to Section 3.1 shall terminate and the covenant not to sue in Section 3.2.1 shall terminate as of such termination date, and MERCK shall, within thirty (30) days after such termination, return or cause to be returned to AVEO all Information in tangible form and substances or compositions delivered or provided by AVEO, as well as any other material provided by AVEO in any medium. In the event of termination pursuant to this Section 8.3.2(b), MERCK shall, upon AVEO’s request, provide to AVEO the MERCK Non-MAP Collaboration Target Data Package for each Non-MAP Collaboration Target, and MERCK Discovery Target Data Package for each Discovery Target, and AVEO shall be permitted to use and otherwise exploit the information contained in such MERCK Non-MAP Collaboration Target Data Package or MERCK Discovery Target Data Package for research and commercialization purposes; provided, however, that MERCK shall retain the right to use Joint Information and Inventions and MERCK Information and Inventions for all purposes outside the Field, and relating to such Non-MAP Collaboration Target or Discovery Target for Internal Research Purposes in the Field. In the event of termination pursuant to this Section 8.3.2(b), AVEO and MERCK shall, at AVEO’s request made within [**] days of AVEO’s receipt of any MERCK Discovery Target Data Package pursuant to this Section, negotiate in good faith concerning the license to AVEO of compounds discovered or developed by MERCK Directed to such Discovery Target that MERCK, in its sole discretion, elects to out-license, upon terms to be negotiated in good faith by the Parties and reflected in a separate agreement. For the avoidance of doubt, MERCK shall be under no obligation to enter any agreement with AVEO, to provide AVEO with any particular terms in comparison to any other potential licensee, or to give AVEO preference over any other potential licensee.

(c)	Upon termination of this Agreement by MERCK pursuant to Section 8.2, or by AVEO pursuant to Section 8.3.1, MERCK and its Affiliates, sublicensees and distributors shall be entitled, during the [**] month period immediately following the effective date of termination, to finish any work-in-progress and to sell any Products or Collaboration Compound remaining in inventory, in accordance with the terms of this Agreement. Except as otherwise provided in the foregoing sentence, upon termination of this Agreement by MERCK pursuant to Section 8.2, or by AVEO pursuant to Section 8.3.1, MERCK and its Affiliates shall not (a) use, make, have made, offer to sell, sell or import any Collaboration Compound or Product except for Internal Research Purposes, or (b) utilize any Non-MAP Collaboration Target or Potential Collaboration Target except for Internal Research Purposes.

8.4	Effect of Expiration or Termination; Survival

Expiration or termination of the Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including without limitation the obligation to pay royalties for Product(s) or Collaboration Compound(s) sold prior to such expiration or termination. The provisions of Article 4 shall survive the expiration or termination of the Agreement and shall continue in effect for ten (10) years. In addition, the provisions of Articles 7, 8 and 9, and Section 5.5, and definitions related thereto, shall survive any expiration or termination of this Agreement.

9.	MISCELLANEOUS

9.1	Force Majeure

Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in performing any obligation under the Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, but not limited to, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

9.2	Assignment/Change of Control.

(a) Except as provided in this Section 9.2, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party.

(b) MERCK may, without consent of AVEO, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of MERCK or in connection with a Change of Control.

(c) AVEO may, without MERCK’s consent, assign this Agreement and its rights and obligations hereunder to a wholly-owned subsidiary of AVEO or in connection with a Change of Control; provided, however, that in the event of a Major Pharma Change of Control, AVEO shall provide written notice to MERCK at least [**] days prior to the completion of such Major Pharma Change of Control and MERCK shall have the right, at its election (such election to be made within [**] days after such notice) to implement some or all of the following revisions to this Agreement:

(i)	to the extent that provisions of the Agreement require MERCK to provide MERCK Know-How and other information regarding the Collaboration to AVEO, such provisions shall be automatically amended to no longer impose such an obligation on MERCK;

(ii)	the provisions of the Agreement providing for the participation of AVEO in decision-making through the Committee (including but not limited to Section 2.4) shall be of no further force and effect; and

(iii)	MERCK shall be entitled to terminate the Research Program as provided in Section 2.8.2, provided, however, that such termination shall be deemed to be a termination of the Research Program pursuant to Section 2.8.4, regardless of when such Research Program termination occurs.

(d) Further, upon any assignment or Change of Control by AVEO, MERCK’s obligation to provide royalty reports pursuant to Section 5.4.6 shall be limited to reporting MERCK’s total worldwide royalty obligations.

(e) Any attempted assignment not in accordance with this Section 9.2 shall be void.

9.3	Severability

If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

9.4	Notices

All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to AVEO, to:	AVEO Pharmaceuticals, Inc. 75 Sidney Street, Fourth Floor Cambridge, MA 02139 Attention: Chief Business Officer Telephone: 617-299-5950 Facsimile: 617-995-4995

and	With a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02109 Attention: Steven D. Singer Telephone: 617-526-6410 Facsimile: 617-526-5000

if to MERCK, to:	Merck & Co., Inc. One Merck Drive P.O. Box 100, WS3A-65 Whitehouse Station, NJ 08889-0100 Attention: Office of Secretary Facsimile No.: (908) 735-1246

and	Merck & Co., Inc. One Merck Drive P.O. Box 100, WS2A-30 Whitehouse Station, NJ 08889-0100 Attention: Chief Licensing Officer Facsimile: (908) 735-1214

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a business day; (b) on the business day after dispatch if sent by nationally-recognized overnight courier; and/or (c) on the fifth business day following the date of mailing if sent by mail.

9.5	Applicable Law

The Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey and the patent laws of the United States without reference to any rules of conflict of laws or renvoi. The United Nations Convention on the Sale of Goods shall not apply.

9.6	Dispute Resolution

9.6.1	The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof. If the Parties do not fully settle, and a Party wishes to pursue the matter, each such dispute, controversy or claim that is not an “Excluded Claim” shall be finally resolved by binding arbitration in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association (“AAA”), and judgment on the arbitration award may be entered in any court having jurisdiction thereof.

9.6.2	The arbitration shall be conducted by a panel of three persons experienced in the pharmaceutical business: within 30 days after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within 30 days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the AAA. The place of arbitration shall be New York, New York, and all proceedings and communications shall be in English.

9.6.3	Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ and any administrative fees of arbitration.

9.6.4	Except to the extent necessary to confirm an award or as may be required by law or regulation, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

9.6.5	The parties agree that, in the event of a dispute over the nature or quality of performance under this Agreement, neither party may terminate the Agreement until final resolution of the dispute through arbitration or other judicial determination. The parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute shall be refunded if an arbitrator or court determines that such payments are not due.

9.6.6	As used in this Section, the term “Excluded Claim” means a dispute, controversy or claim that concerns (a) the validity or infringement of a patent, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

9.7	Entire Agreement; Amendments

The Agreement, together with the Preferred Escrow Agreement dated as of August 27, 2005 by and among MERCK, AVEO and DSI Technology Escrow, Inc., contains the entire understanding of the Parties with respect to the Research Program and licenses granted hereunder; provided, however, that the Parties acknowledge and agree that the rights and obligations that accrued under the Prior Agreement shall remain in effect pursuant to the terms and conditions of this Agreement. All express or implied agreements and understandings, either oral or written, with regard to the Research Program and the licenses granted hereunder are superseded by the terms of this Agreement. The Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.

9.8	Headings

The captions to the several Articles and Sections hereof are not a part of the Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

9.9	Independent Contractors

It is expressly agreed that AVEO and MERCK shall be independent contractors and that the relationship between AVEO and MERCK shall not constitute a partnership, joint venture or agency. AVEO shall not have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on MERCK, without the prior written consent of MERCK, and MERCK shall not have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on AVEO, without the prior written consent of AVEO.

9.10	Waiver

The waiver by either Party hereto of any right hereunder, or the failure of the other Party to perform, or a breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.

9.11	Cumulative Remedies

No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

9.12	Waiver of Rule of Construction

Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

9.13	Counterparts

The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

MERCK & CO., INC.		AVEO PHARMACEUTICALS, INC.

BY:	/s/ Raymond V. Gilmartin	BY:	/s/ Tuan Ha-Ngoc
RAYMOND V. GILMARTIN
	Chairman, President and Chief Executive Officer	TITLE:	CEO

DATE: 4/12/05		DATE: 4/15/05

SCHEDULE 1.7

AVEO PATENT RIGHTS

Subpart A

[TO BE UPDATED PERIODICALLY BY AVEO]

Subpart B

[**]

SCHEDULE 1.71

PILOT EXPERIMENTS

[**].

The results of these experiments will be jointly evaluated and a determination will be made on whether there is an interest in proceeding. Performing any subsequent experiments will be subject to the negotiation of an additional agreement between AVEO and Merck.

Information sharing: all data from the Pilot Experiments will be shared between AVEO and Merck.

SCHEDULE 1.84

TARGET PACKAGE

[**].

SCHEDULE 2.1

RESEARCH PLAN

OVERVIEW OF TARGET FLOW

IDENTIFICATION OF POTENTIAL COLLABORATION TARGETS

•	[**].

MERCK DESIGNATION OF NOMINATED TARGETS

•	[**].

DEVELOPMENT OF TARGET PACKAGE PLAN

•	[**].

DETAILED PLAN

MODEL GENERATION

[**].

The models included in the Collaboration are:

1.	[**].

2.	[**]

3.	[**]

4.	Additional models as provided further in the Agreement.

Methods for model generation. [**].

Timelines for generation of the Collaboration Models. [**].

CELL LINE GENERATION

[**].

Timelines for cell line generation. The current timelines for obtaining inducible cell lines from the Collaboration Models are/were as follows:

[**].

GENETIC SCREENS

[**].

Timelines for genetic screens. The current timelines for obtaining recurrent MaSS Screen candidates from the models are/were as follows:

[**].

BIOINFORMATICS TRIAGE/MOLECULAR PROFILING

[**].

IN VITRO VALIDATION

[**].

Timelines for in vitro validation. [**].

IN VIVO VALIDATION

[**].

SUPPORT FOR COMPOUND OPTIMIZATION

[**].

Timelines for compound optimization. [**].

SCHEDULE 4.4(c)

PRESS RELEASE

FOR IMMEDIATE RELEASE November XX, 2003	For Information Contact: Tuan Ha-Ngoc 617-250-5969 thangoc@genpathpharma.com

GENPATH PHARMACEUTICALS AND MERCK ENTER INTO POTENTIAL $100

MILLION DEAL FOR THE DISCOVERY OF NOVEL CANCER DRUGS

CAMBRIDGE, MA October XX, 2003 – GenPath Pharmaceuticals, Inc., a drug discovery and development company focused on the treatment of cancer and other diseases, announced today that it has entered into a multi-year collaborative agreement with Merck & Co., Inc. (NYSE: MRK). Under the agreement, GenPath will use its proprietary cancer models to identify essential tumor maintenance genes which maybe suitable targets for the development of small molecule oncology agents. GenPath will also use its inducible, spontaneous tumor models to guide candidate drug selection and optimization.

Under the agreement, Merck will have an exclusive option to obtain exclusive worldwide license rights to a specified number of small molecule targets discovered and validated in a selected group of GenPath models. GenPath’s models will also be used in downstream drug discovery and optimization activities to guide the selection of the appropriate candidates to move into development. Merck will be responsible for drug discovery, clinical development and commercialization of the resulting products.

Under the terms of the agreement, GenPath will receive a significant upfront payment plus annual research funding, as well as potential milestones and royalties from Merck. Total payments to GenPath by Merck based on the successful commercialization of multiple products resulting from the collaboration, exclusive of royalties, could exceed $100 million.

“Despite recent technological advances, there remains a huge unmet medical need in the treatment of most types of cancer. Merck has made a strategic commitment to address the challenges of developing novel and efficacious therapies in cancer. . Our partnership with GenPath, is a very important element of our cancer research strategy. ,” said Stephen Friend, M.D., Ph.D., senior vice president, Molecular Profiling and Cancer Research at Merck.

“We are thrilled to be partnering with Merck for the discovery of novel cancer targets,” said Tuan Ha-Ngoc, president and CEO of GenPath. “Merck has made an important commitment to the field of cancer research, and shares a common vision with GenPath. This deal is not just about discovering the right targets, but also about utilizing our unique technology to ensure that the most appropriate compounds move into development, and are tested in the appropriate patients. Coming on the heels of our recent $42.7M Series B financing, this partnership indicates the excitement that our technology has generated in both the industry and investment communities,” said Ha-Ngoc.

About GenPath

GenPath employs powerful, proprietary genetic model systems to discover and develop drugs against essential targets critical to the origin, maintenance, and spread of malignant tumors. This novel, high-throughput in-vivo pathway technology platform enables the rapid functional prioritization of only the most relevant drug targets, thus dramatically improving the efficiency of drug discovery. In addition, when coupled with high-throughput genomics and bioinformatics, this platform is designed to enhance drug development through the identification of novel biomarkers for both exposure and efficacy endpoints to guide clinical development. Beyond oncology, GenPath’s technologies are broadly applicable to other disease states, including cardiovascular, metabolic and neurodegenerative disorders.

GenPath is a privately held company located in Cambridge, MA. For more information, please visit the company’s website at www.genpathpharma.com.